Exhibit 2.1

PURCHASE AGREEMENT

dated as of

January 3, 2006

among

MEDICAL BROADCASTING COMPANY,

DAVID KRAMER,

LINDA HOLLIDAY,

AND

DIGITAS INC.

i

5.07.	Buyer’s Reports	29
5.08.	Sarbanes-Oxley; Internal Accounting Controls	29
5.09.	Compliance with Laws, Permits	30
5.10.	Taxes	30
5.11.	Buyer Stock	30
5.12.	Other Information	30

ARTICLE VI — COVENANTS OF THE COMPANY, PRINCIPALS AND THE SELLER		30

6.01.	Conduct of the Company	30
6.02.	Access to Information	32
6.03.	Notice of Certain Events, Continuing Disclosure	32
6.04.	Noncompetition	33
6.05.	Confidentiality	33
6.06.	Option Plan	34
6.07.	Employee Agreements	34
6.08.	Non-Solicitation	34
6.09.	Drag-Along Right	35

ARTICLE VII — COVENANTS OF BUYER		35

7.01.	Confidentiality	35
7.02.	Access	35
7.03.	Securities Laws	36
7.04.	Hedging	36
7.05.	Employee Benefits	36

ARTICLE VIII — COVENANTS OF ALL PARTIES		36

8.01.	Reasonable Best Efforts	36
8.02.	Certain Filings	37
8.03.	Public Announcements	37
8.04.	Approved Budget	37
8.05.	Applications; Antitrust Notification	37
8.06.	Allocation of Participation Units	38

ARTICLE IX — TAX MATTERS		38

9.01.	Tax Representations	38
9.02.	Tax Covenants	40

ARTICLE X — EMPLOYEE BENEFITS		41

10.01.	ERISA Representations	41
10.02.	No Third Party Beneficiaries	44

ARTICLE XI — CONDITIONS TO CLOSING		44

11.01.	Conditions to the Obligations of Each Party	44
11.02.	Conditions to Obligation of Buyer	44
11.03.	Conditions to Obligation of the Seller and the Principals	46

ARTICLE XII — SURVIVAL; INDEMNIFICATION		47

12.01.	Survival	47
12.02.	Indemnification	48
12.03.	Limitation of Indemnification	48
12.04.	Set-Off	49
12.05.	Procedures	49
12.06.	Insurance Proceeds	49
12.07.	No Subrogation	50

ii

ARTICLE XIII -- TERMINATION		50

13.01.	Grounds for Termination	50
13.02.	Effect of Termination	51

ARTICLE XIV -- MISCELLANEOUS		52

14.01.	Notices	52
14.02.	Amendments; No Waivers	53
14.03.	Expenses	53
14.04.	Successors and Assigns	53
14.05.	Further Assurances	53
14.06.	Governing Law	53
14.07.	Jurisdiction, Venue	53
14.08.	Counterparts; Effectiveness	53
14.09.	Entire Agreement	53
14.10.	Captions	54

Schedules

Schedule 1.01(a)-I	Key Employees
Schedule 1.01(a)-II	Key Employee Incentive Plan
Schedule 2.01	Purchased Units and Initial Purchase Consideration
Schedule 2.04	Contingent Consideration
Schedule 3.03	Company Required Consents
Schedule 3.04	Non-Contravention
Schedule 3.05	Capitalization
Schedule 3.07	Financial Statements
Schedule 3.08	Certain Changes
Schedule 3.09	Personal Property
Schedule 3.10(b)	Leases
Schedule 3.11	Liabilities
Schedule 3.12	Litigation
Schedule 3.13	Material Contracts
Schedule 3.14	Technology and Intellectual Property
Schedule 3.15	Insurance
Schedule 3.16	Permits
Schedule 3.17(a)	Employees
Schedule 3.17(b)	Consultants and Independent Contractors
Schedule 3.17(d)	Employee Manuals
Schedule 3.17(e)	Employee Notice to Terminate
Schedule 3.17(f)	Severance
Schedule 3.18	Environmental Matters
Schedule 3.19	Customers and Suppliers
Schedule 3.21	Transactions with Affiliates; Intercompany Arrangements
Schedule 3.22	Finders’ Fees
Schedule 4.03	Seller or Principal Required Consents
Schedule 5.03	Governmental Authorization
Schedule 5.11	Buyer Stock
Schedule 7.04	Hedging
Schedule 8.05-I	Approved Budget for the first calendar quarter of 2006
Schedule 8.05-II	Subsequent Proposed Budget for the second calendar quarter of 2006
Schedule 9.01(d)	Taxes
Schedule 9.01(i)	Tax Jurisdictions
Schedule 10.01	Employee Program

iii

Exhibits

Exhibit A	Seller Assignment Agreement
Exhibit B	MBC Holding Assignment Agreement
Exhibit C	Form of Employment Agreement

v

PURCHASE AGREEMENT

PURCHASE AGREEMENT dated as of January 3, 2006, among MEDICAL BROADCASTING COMPANY, a Pennsylvania corporation (“MBC Corp” or the “Seller”), DAVID KRAMER (“Kramer”), LINDA HOLLIDAY (“Holliday,” and together with Kramer, the “Principals”), and DIGITAS INC., a Delaware corporation (“Buyer”), (the “Agreement”).

R E C I T A L S:

WHEREAS, MBC Corp owns ninety percent (90%) of the outstanding “Units” (as defined in the Amended and Restated Limited Liability Company Operating Agreement of Medical Broadcasting, LLC, a Delaware limited liability company (the “Company”), dated as of September 14, 2000 (as amended through the date hereof, the “Company Agreement”), of the Company;

WHEREAS, the Principals own one hundred percent (100%) of the equity interests of MBC Corp;

WHEREAS, MBC Holding, Inc., a Delaware corporation (“MBC Holding”), owns ten percent (10%) of the outstanding Units of the Company;

WHEREAS, Buyer desires to purchase from MBC Corp and MBC Holding all of the outstanding Units of the Company; and

WHEREAS, the Seller and the Principals desire to sell to Buyer all of the Units of the Company owned by the Seller;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01. Definitions.

(a) The following terms, as used herein, have the following meanings:

“Acquisition Expenses” means all fees and expenses incurred on or prior to the Closing Date by the Company, the Seller and the Principals in connection with the transactions contemplated by this Agreement, including without limitation all legal, accounting, investment banking, tax, financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including without limitation the costs of any claim, action, suit or proceeding relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Ancillary Agreements” means the Seller Assignment Agreement, the MBC Holding Assignment Agreement and the Employment Agreements.

“Balance Sheet” means the audited balance sheet of the Company as of the Balance Sheet Date found in Schedule 3.07.

“Balance Sheet Date” means December 31, 2004.

“Business Day” means any day of the year on which national banking institutions in the Commonwealth of Massachusetts are open to the public for conducting business and are not required to close.

“Buyer Average Closing Price” means the average of the closing prices of Buyer Stock as reported on the Nasdaq National Market for the twenty-five (25) consecutive trading days up to and including the trading day that is two (2) trading days prior to the Closing Date.

“Buyer Stock” means shares of common stock, par value $.01 per share, of Buyer.

“Buy-Out Consideration Average Closing Price” means the average of the closing prices of Buyer Stock as reported on the Nasdaq National Market for the twenty-five (25) consecutive trading days up to and including the trading day that is two (2) trading days prior to the Buy-Out Consideration Closing Date.

“Closing Date” means the date of the Closing.

“Closing Date Balance Sheet Deficiency” means the positive difference, if any of the total liabilities shown on the Closing Date Balance Sheet over the total assets shown on the Closing Date Balance Sheet.

“Closing Date Balance Sheet Excess” means the positive difference, if any, of the total assets shown on the Closing Date Balance Sheet over the total liabilities shown on the Closing Date Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned or used by the Company or that is being, and/or has been, used, or is currently under development for use, in the business of the Company as it has been or is currently conducted (including, without limitation, any Intellectual Property included in the products and services sold by the Company).

“Contingent Consideration” means the Interim Consideration, the Earn-Out Consideration and the Buy-Out Consideration.

“Contingent Consideration Buy-Out Date” means the date on which Buyer has effected a buy-out of the Contingent Consideration by tendering to the Seller or its Permitted Designees full payment of the Buy-Out Consideration.

“Contingent Consideration Term” means the term starting on January 1, 2006 and ending on the earlier to occur of the Contingent Consideration Buy-Out Date or December 31, 2008.

“Earn-Out Consideration Average Closing Price” means the average of the closing prices of Buyer Stock as reported on the Nasdaq National Market for the twenty-five (25) consecutive trading days up to and including the trading day that is two (2) trading days prior to the Earn-Out Consideration Closing Date.

“Employment Agreements” means those certain Employment Agreements dated as of the Closing Date by and between Buyer and each of Kramer and Holliday.

“Estimated Balance Sheet Deficiency” means the positive difference, if any of the total liabilities shown on the Estimated Closing Date Balance Sheet over the total assets shown on the Estimated Closing Date Balance Sheet.

“Estimated Balance Sheet Excess” means the positive difference, if any, of the total assets shown on the Estimated Closing Date Balance Sheet over the total liabilities shown on the Estimated Closing Date Balance Sheet.

“Federal Funds Rate” means the interest rate at which a depository institution lends immediately available funds (i.e., balances at the Federal Reserve) to another depository institution overnight.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation:

(a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (vi) all software and firmware (including data, databases and related documentation), excluding “off the shelf” or other “shrink-wrapped” third party software;

(b) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

(c) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (a) and (b) above other than any “off the shelf” or third party software or related intellectual property.

“Interim Consideration Average Closing Price” means the average of the closing prices of Buyer Stock as reported on the Nasdaq National Market for the twenty-five (25) consecutive trading days up to and including the trading day that is two (2) trading days prior to the Interim Consideration Closing Date.

“Key Employees” means the employees of the Company listed on Schedule 1.01(a)-I. Schedule 1.01(a)-I also sets forth the allocation of Participation Units (as defined in the Key Employee Incentive Plan) among the Key Employees.

“Key Employee Incentive Plan” means the Buyer’s Key Employee Incentive Plan with respect to the Key Employees in the form attached hereto on Schedule 1.01(a)-II.

“Known to the Company”, “to the Company’s Knowledge” and words of similar import means the actual knowledge of the Principals and Leonard Dolce, in each case after consultation with the Company’s Director of Human Resources and Vice President of Marketing.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“Material Adverse Change” means any event, occurrence, development or state of circumstances or facts which result in a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, or results of operations of the Company.

“Permitted Designee” means (i) another Principal, (ii) an irrevocable trust whose primary beneficiaries are members of a Principal’s family, (iii) a trust of which a Principal is the grantor and that is revocable solely by a Principal, (iv) a member of a Principal’s immediate family, or (v) any Person that is not a natural person and substantially all of the economic interests of which are held by a Principal, provided that, in any such case, any such designee shall first agree in writing to be bound by the provisions of Section 6.04, 6.05 and 6.08 herein.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Seller Contingent Consideration” means the Seller Interim Consideration, the Seller Earn-Out Consideration and the Seller Buy-Out Consideration.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by another company.

“Surviving Business” means the Company’s businesses and operations that continue after the consummation of the transactions contemplated herein.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“2005 Financial Statements”	3.07
“409A Plans”	10.01
“Accounting Referee”	2.03
“Approved Budget”	8.04
“Buyer 401(k) Plan”	10.04
“Buyer Accountants”	2.04
“Buyer Balance Sheet”	5.07
“Buyer Financial Statements”	5.07
“Buyer Material Adverse Effect”	5.01
“Buyer Reports”	5.07
“Buy-Out Consideration Closing Date”	2.04
“Buy-Out Notice”	2.04
“Closing Date Balance Sheet”	2.03
“Closing”	2.02
“Company Securities”	3.05
“Company Required Consents”	3.03
“Commission”	4.04
“Confidentiality and Non-Solicitation Agreement”	6.07
“Controls”	3.07
“Current Reports”	8.03
“Damages”	12.02
“Disallowed Set Off Amount”	12.04
“Earn-Out Consideration Closing Date”	2.04
“Employee Program”	10.01
“Environment”	3.18
“Environmental Law”	3.18
“Environmental Liabilities”	3.18
“Environmental Permits”	3.18
“ERISA”	10.01
“Estimated Closing Date Balance Sheet”	2.03
“Evaluation Date”	5.08
“Exchange Act”	5.07
“Expense Certificate”	11.02
“Family Members”	7.04
“Final Determination Date”	2.03
“Financial Statements”	3.07
“GAAP”	3.07
“Hazardous Substance”	3.18
“Indemnified Party”	12.05
“Indemnifying Party”	12.05
“Initial Buyer Stock Certificate”	2.01
“Initial Payment”	2.01
“Initial Purchase Consideration”	2.01
“Interested Person”	3.21
“Interim Consideration Closing Date”	2.04
“IRS”	10.01
“Leases”	3.10
“Material Contracts”	3.13
“MBC Holding Assignment Agreement”	11.02
“Multiemployer Plan”	10.01
“Non-Compete”	6.07
“Option Plan”	3.05
“Permit”	3.16
“Personal Property”	3.09
“Proposed Budget”	8.04
“Publicly Available Software”	3.14
“Release”	3.18
“Required Closing Date”	13.01
“Securities Act”	4.04
“Seller Assignment Agreement”	11.02
“Seller or Principal Required Consents”	4.03
“Section 13.02 Amount”	13.02
“Straddle Period”	9.02
“Subsequent Proposed Budget”	8.04
“Tax Authority”	9.01
“Tax Return”	9.01
“Tax” or “Taxes”	9.01
“Third Party Claim”	12.05
“Third Party Sale”	13.02
“Threshold Amount”	12.03
“Total Consideration”	2.01

ARTICLE II

PURCHASE AND SALE

2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell to Buyer, and Buyer shall purchase from the Seller, at the Closing, that number and class of Units as is set forth opposite the Seller’s name on Schedule 2.01 under the column “Number and Class of Units Sold”. The aggregate consideration for Seller’s Units shall be (y) the dollar value set forth opposite the Seller’s name on Schedule 2.01 under the column “Initial Purchase Consideration – Total” less the Acquisition Expenses (as adjusted pursuant to Section 2.03, the “Initial Purchase Consideration”) plus (z) the Seller Contingent Consideration, if any, payable pursuant to Section 2.04 (together with the Initial Purchase Consideration, the “Total Consideration”). At the Closing, the dollar value set forth opposite the Seller’s name on Schedule 2.01 under the column “Initial Purchase Consideration – Cash” less the Acquisition Expenses (the “Initial Payment”) shall be paid to the Seller in cash. In addition, at the Closing, Buyer shall deliver to Seller a stock certificate registered in the name of Seller representing a number of shares of Buyer Stock equal to the quotient obtained by dividing (y) the dollar value set forth opposite the Seller’s name on Schedule 2.01 under the column “Initial Purchase Consideration – Dollar Value of Buyer Stock” by (z) the Buyer Average Closing Price (the “Initial Buyer Stock Certificate”). The Buyer will reasonably cooperate with the Seller in any transfer of Buyer Stock from the Seller to the Principals.

2.02. Closing. The closing (the “Closing”) of the purchase and sale of the shares hereunder shall take place at the offices of Cozen O’Connor in Philadelphia, Pennsylvania, as soon as possible, but in no event later than three (3) Business Days after satisfaction of the conditions set forth in Article XI, or at such other time or place as the Buyer, the Seller and Principals may agree. At the Closing:

(a) Buyer shall pay to Seller the Initial Payment by wire transfer in immediately available funds.

(b) Buyer shall deliver to Seller the Initial Buyer Stock Certificate.

(c) Buyer shall pay all Acquisition Expenses.

(d) The parties shall execute and deliver to the appropriate parties any other agreements, instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

2.03. Initial Purchase Consideration Adjustment.

(a) At least five (5) Business Days prior to the Closing Date, the Seller and the Principals shall cause the Company to deliver to Buyer (i) an estimated unaudited balance sheet (the “Estimated Closing Date Balance Sheet”) of the Company as of the Closing Date, and (ii) a certificate executed by the Chief Executive Officer of the Company, the President of the Company and the Vice President, Finance of the Company stating that the Estimated Closing Date Balance Sheet has been prepared in accordance with this Section 2.03. The Estimated Closing Date Balance Sheet shall be substantially in the form of the Balance Sheet and shall be prepared in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Balance Sheet and in accordance with the definition of Surviving Business Professional Service Costs in Schedule 2.04. The Seller and the Principals shall cause the Company to concurrently deliver to Buyer all supporting workpapers and any other documentation used in the preparation of the Estimated Closing Date Balance Sheet.

(b) Any Estimated Balance Sheet Excess shall be returned to the Seller as provided in this Section 2.03 and shall increase Initial Purchase Consideration. The cash portion of Initial Purchase Consideration paid at the Closing shall be decreased on a dollar-for-dollar basis by the amount of any Estimated Balance Sheet Deficiency.

(c) On or prior to the ninetieth (90th) day following the Closing Date, Buyer shall prepare and deliver to the Principals a balance sheet (the “Closing Date Balance Sheet”) of the Company as of 11:59 p.m. on the Closing Date. The Closing Date Balance Sheet shall be substantially in the form of the Balance Sheet and shall be prepared in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Balance Sheet. The Buyer shall concurrently deliver to the Principals all supporting workpapers and any other documentation used in the preparation of the Closing Date Balance Sheet.

(d) The Principals may dispute any amounts reflected on the Closing Date Balance Sheet by notifying Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within fifteen (15) Business Days of Buyer’s delivery of the Closing Date Balance Sheet pursuant to Section 2.03(c) above.

(e) If either of the Principals shall have delivered a notice of disagreement within the fifteen (15) Business Days period referred to in Section 2.03(d), the Principals and Buyer shall, during the fifteen (15) Business Days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Closing Date Balance Sheet. If the Principals and Buyer are unable to reach agreement concerning the Closing Date Balance Sheet during such period, they shall promptly thereafter submit such dispute to an accounting firm of national scope and reputation mutually agreed on by the Principals and Buyer other than Buyer’s then-current independent registered public accounting firm (the “Accounting Referee”), and thereafter cause the Accounting Referee to review the disputed items or amounts for the purpose of final determination of the Closing Date Balance Sheet. In making such determination and calculations, the Accounting Referee shall consider only those items or amounts in the Closing Date Balance Sheet as to which one or both of the Principals has disagreed in writing. The Accounting Referee shall deliver to the Principals and Buyer as promptly as practicable (but in no event later than twenty (20) Business Days after submission) a report setting forth the Accounting Referee’s calculation of the disputed amounts. Such report shall be final and binding upon the Principals, Buyer, the Seller and all other parties to this Agreement, and the resulting Closing Date Balance Sheet shall be final for all purposes under this Agreement. Buyer and the Seller shall each pay their own fees and expenses and one-half of the costs and charges of the Accounting Referee’s review and report. If not paid by the Seller within ten (10) Business Days of receipt of an invoice from the Accounting Referee, the Seller’s share of the costs of the Accounting Referee may be deducted from any amounts owed by Buyer to the Seller.

(f) The Closing Date Balance Sheet shall be deemed conclusively determined for purposes of this Agreement upon the date (the “Final Determination Date”) that is the earlier of (x) the failure of the Principals to notify Buyer of a dispute within fifteen (15) Business Days of Buyer’s delivery of the Closing Date Balance Sheet pursuant to Section 2.03(c) above, (y) the resolution of all disputes pursuant to Section 2.03(e) by agreement of Buyer and the Principals, and (z) the resolution of all disputes pursuant to Section 2.03(e) by the Accounting Referee.

(g) In the event that the Closing Date Balance Sheet shows a Closing Date Balance Sheet Deficiency in excess of the Estimated Balance Sheet Deficiency, then Seller and/or the Principals shall pay to Buyer in cash, no later than three (3) Business Days following the Final Determination Date, an amount equal to such excess, which shall be deemed a decrease to the Initial Purchase Consideration. In the event that the Closing Date Balance Sheet shows a Closing Date Balance Sheet Deficiency that is less than the Estimated Balance Sheet Deficiency, then the Buyer shall pay to the Seller and/or the Principals in cash, no later than three (3) Business Days following the Final Determination Date, an amount equal to such differential, which shall be deemed an increase to the Initial Purchase Consideration.

(h) In the event that the Closing Date Balance Sheet shows a Closing Date Balance Sheet Excess, then Buyer shall pay to the Seller in cash, no later than three (3) Business Days following the Final Determination Date, an amount equal to the Closing Date Balance Sheet Excess and the amount of the Closing Date Balance Sheet Excess shall be deemed an increase in Total Consideration.

2.04. Contingent Consideration.

(a) The Interim Consideration, the Earn-Out Consideration and the Buy-Out Consideration and the Seller Interim Consideration, the Seller Earn-Out Consideration and the Seller Buy-Out Consideration shall be calculated in accordance with Schedule 2.04; provided, however, that the Contingent Consideration, if any, shall in no event whatsoever exceed in the aggregate $32,500,000 less the KEIP Pool Amount (as defined in Schedule 2.04).

(b) The right to receive Contingent Consideration, if any, payable pursuant to this Agreement is a contract right only and no certificate evidencing such right shall be issued. The right to receive Contingent Consideration pursuant to this Agreement shall not be transferred or assigned, other than to the Principals or their Permitted Designees.

(c) During the Contingent Consideration Term, it is anticipated that the Principals will manage the day-to-day affairs of the Surviving Business subject to the terms of the Employment Agreements; provided, however, that the written consent of Buyer will be required prior to the Surviving Business, or the Principals on behalf of the Surviving Business, taking any of the following actions:

(i) incurring any indebtedness for borrowed money;

(ii) entering into any agreement to purchase or lease real estate or a similar office suite arrangement;

(iii) terminating five (5) or more employees (other than for cause) in connection with a single plan or within any consecutive forty-five (45) day period;

(iv) subject to Buyer’s reasonable standards for the terms and conditions of all Buyer’s contracts, execution of material agreements outside of the ordinary course of the business of the Surviving Business;

(v) obligating the Surviving Business to capital investments, except as set forth in an Approved Budget;

(vi) managing the Surviving Business’ selling, general and administrative investments and costs, including, without limitation, the termination or hiring of non-billable employees of the Surviving Business, and any other cost not included in Surviving Business Professional Service Costs (as defined in Schedule 2.04), except as set forth in an Approved Budget;

(vii) entering into any agreement guaranteeing employment or minimum severance to any person, or any other terms of employment outside of the ordinary course;

(viii) taking any action with respect to litigation matters or threatened litigation;

(ix) taking any action to increase or decrease compensation to Key Employees other than in the ordinary course of business of the Surviving Business;

(x) effecting any changes to benefit plans of the Surviving Business (including, without limitation, the Key Employee Incentive Plan);

(xi) subject to Buyer’s reasonable standards for the terms and conditions of all Buyer’s contracts, licensing any Intellectual Property other than in the ordinary course of business of the Surviving Business, and

(xii) entering into new lines of business or soliciting clients outside of the healthcare, biotech and pharmaceutical markets.

In addition, during the Contingent Consideration Term, (i) Buyer shall use good faith efforts so as not to take any action to impose restrictions on the Principals’ day-to-day management of the Surviving Business for the primary purpose of decreasing the Surviving Business Gross Margin (as defined in Schedule 2.04) (it being understood that Buyer’s right to give or withhold consent in connection with Sections 2.04(c)(i) through (xii) above shall be in Buyer’s sole and absolute discretion and that this provision does not apply in connection with the allocation of incremental intercompany revenue contemplated in the definition of Surviving Business Revenue (as defined in Schedule 2.04)); (ii) the Principals shall use their reasonable best efforts to cooperate and assist Buyer in preparing quarterly revenue, gross margin and selling, general and administrative expense targets for the Surviving Business consistent with Buyer’s historic practices for preparing such information; and (iii) the Principals shall use their reasonable best efforts to cooperate and assist Buyer in implementing internal controls for the Surviving Business for purposes of complying with the requirements of the Sarbanes-Oxley Act of 2002.

(d) The Seller Interim Consideration, if any, shall be payable as follows:

(i) Buyer shall pay the Seller Interim Consideration, if any, no later than March 30, 2008, provided that such date may be extended pursuant to Section 2.04(d)(ii) (the “Interim Consideration Closing Date”). Buyer shall pay the Seller Interim Consideration in a combination of cash and Buyer Stock as determined in the sole discretion of Buyer; provided, however, that the dollar value of the portion of the Seller Interim Consideration paid by Buyer in Buyer Stock cannot exceed fifty percent (50%) of the dollar value of the Seller Interim Consideration. Promptly after the Interim Consideration Closing Date, Buyer shall pay to the Seller the cash portion of the Seller Interim Consideration and deliver to the Seller a stock certificate registered in the name of the Seller representing a number of shares of Buyer Stock determined by dividing the dollar value of the Buyer Stock portion of the Seller Interim Consideration by the Interim Consideration Average Closing Price.

(ii) (A) As soon as practicable following December 31, 2007 (but in no event later than February 28, 2008), Buyer shall review the financial statements for the Surviving Business as prepared by Buyer for the calendar years ending December 31, 2006 and 2007, which statements shall be prepared in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Balance Sheet and the related statements of income and in accordance with the definitions of Surviving Business Revenue and Surviving Business Professional Service Costs. Buyer shall use such financial statements to promptly prepare a written calculation of the Interim Consideration and the Seller Interim Consideration, if any, payable in respect of such periods and shall deliver a copy of such calculation with reasonable back-up data and a statement showing the method of computing the Interim Consideration (if any) and Seller Interim Consideration together with the audited financial statements of the Surviving Business to the Principals within thirty (30) days after Buyer’s consolidated financial statements are released by Buyer’s independent registered public accounting firm (the “Buyer Accountants”).

(B) If either of the Principals disagrees with Buyer’s calculation of the Interim Consideration or the Seller Interim Consideration, the Principals may, within fifteen (15) Business Days after delivery of the documents referred to in Section 2.04(d)(ii)(A), deliver a notice to Buyer disagreeing with such calculation and setting forth the Principals’ calculation of the Interim Consideration and/or the Seller’s Interim Consideration. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which the Principals disagree. Upon receipt of any such notice, the Interim Consideration Closing Date specified in Section 2.04(d)(i) shall be extended as required until Buyer and the Principals agree in writing to the calculation of Interim Consideration and/or Seller Interim Consideration, but in no event later than five (5) Business Days after delivery by the Accounting Referee of its final and binding report as described below.

(C) If the Principals shall have delivered a notice of disagreement within the fifteen (15) Business Day period referred to in Section 2.04(d)(i)(B), the Principals and Buyer shall, during the twenty (20) Business Days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts in order to determine the Interim Consideration and/or the Seller Interim Consideration. If the Principals and Buyer are unable to reach agreement concerning the Interim Consideration and/or the Sellers Interim Consideration during that period, they shall promptly thereafter cause the Accounting Referee promptly to review the disputed items or amounts for the purpose of calculating the Interim Consideration and/or the Seller Interim Consideration. In making such calculations, the Accounting Referee shall consider only those items or amounts in Buyer’s calculations of the Interim Consideration and/or the Seller Interim Consideration as to which the Principals has disagreed in writing. The Accounting Referee shall deliver to the Principals and Buyer as promptly as practicable a report setting forth the Accounting Referee’s calculation of the disputed amounts. Such report shall be final and binding upon the Principals, Buyer, the Surviving Business and all other parties to this Agreement. Buyer and the Principals shall each pay their own fees and expenses and one-half of the costs and charges of the Accounting Referee’s review and report. If not paid by the Principals within ten (10) Business Days of receipt of an invoice from the

Accounting Referee, the Principals’ share of the costs will first be deducted from the Seller Interim Consideration, if any, and then from the Seller Earn-Out Consideration, if any.

(e) The Seller Earn-Out Consideration, if any, shall be payable as follows:

(i) Buyer shall pay the Seller Earn-Out Consideration, if any, no later than March 30, 2009, provided that such date may be extended pursuant to Section 2.04(e)(ii) (the “Earn-Out Consideration Closing Date”). Buyer shall pay the Seller Earn-Out Consideration in a combination of cash and Buyer Stock as determined in the sole discretion of Buyer; provided, however, that the dollar value of the portion of the Seller Earn-Out Consideration paid by Buyer in Buyer Stock cannot exceed fifty percent (50%) of the dollar value of the Seller Earn-Out Consideration. Promptly after the Earn-Out Consideration Closing Date, Buyer shall pay to the Seller the cash portion of the Seller Earn-Out Consideration and deliver to the Seller a stock certificate registered in the name of the Seller representing a number of shares of Buyer Stock determined by dividing the dollar value of the Buyer Stock portion of the Seller Earn-Out Consideration by the Earn-Out Consideration Average Closing Price.

(ii) (A) As soon as practicable following December 31, 2008 (but in no event later than February 28, 2009), Buyer shall review the financial statements for the Surviving Business prepared by Buyer for the calendar years ending December 31, 2006, 2007 and 2008, which statements shall be prepared in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Balance Sheet and related statements of income and in accordance with the definitions of Surviving Business Revenue and Surviving Business Professional Service Costs. Buyer shall use such financial statements to promptly prepare a written calculation of the Earn-Out Consideration and the Seller Earn-Out Consideration, if any, payable in respect of such periods and shall deliver a copy of such calculation with reasonable back-up data and a statement showing the method of computing the Earn-Out Consideration (if any) and the Seller Earn-Out Consideration together with the audited financial statements of the Surviving Business to the Principals within thirty (30) days after Buyer’s consolidated financial statements are released by the Buyer Accountants.

(B) If either of the Principals disagrees with Buyer’s calculation of the Earn-Out Consideration and/or the Seller Earn-Out Consideration, the Principals may, within ten (10) Business Days after delivery of the documents referred to in Section 2.04(e)(ii)(A), deliver a notice to Buyer disagreeing with such calculation and setting forth the Principals’ calculation of the Earn-Out Consideration and/or the Seller Earn-Out Consideration. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which the Principals disagrees. Upon receipt of any such notice, the Earn-Out Consideration Closing Date specified in Section 2.04(d)(i) shall be extended as required until Buyer and the Principals agree in writing to the calculation of Earn-Out Consideration and/or the Seller Earn-Out Consideration, but in no event later than five (5) Business Days after delivery by the Accounting Referee of its final and binding report as described below.

(C) If the Principals shall have delivered a notice of disagreement within the ten (10) Business Day period referred to in Section 2.04(e)(ii)(B), the Principals and Buyer shall, during the fifteen (15) Business Days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts in order to determine the Earn-Out Consideration and/or the Seller Earn-Out Consideration. If the Principals and Buyer are unable to reach agreement concerning the Earn-Out Consideration and/or the Seller Earn-Out Consideration during that period, they shall promptly thereafter cause the Accounting Referee promptly to review the disputed items or amounts for the purpose of calculating the Earn-Out Consideration and/or the Seller Earn-Out Consideration. In making such calculations, the Accounting Referee shall consider only those items or amounts in Buyer’s calculations of the Earn-Out Consideration and/or the Seller Earn-Out Consideration as to which one or both of the Principals has disagreed in writing. The Accounting Referee shall deliver to the Principals and Buyer as promptly as practicable a report setting forth the Accounting Referee’s calculation of the disputed amounts. Such report shall be final and binding upon the Principals, Buyer, the Surviving Business and all other parties to this Agreement. Buyer and the Principals shall each pay their own fees and expenses and one-half of the costs and charges of the Accounting Referee’s review and report. If not paid by the Principals within ten (10) Business Days of receipt of an invoice from the Accounting Referee, the Principals’ share of the costs will first be deducted from the Seller Earn-Out Consideration, if any.

(f) The Seller Buy-Out Consideration, if any, shall be payable as follows:

(i) After December 31, 2006, the Buyer in its sole discretion may effect a buy-out of the Seller Contingent Consideration by tendering to the Seller full payment of the Seller Buy-Out Consideration, in which case neither the Seller, the Principals nor MBC Holding shall be entitled to receive any other form of Contingent Consideration not already paid by Buyer. To do so, Buyer shall deliver to the Principals a notice (the “Buy-Out Notice”) of Buyer’s intent to effect such a buy-out pursuant to the terms of this Agreement. Buyer shall pay the Seller Buy-Out Consideration, if any, no later than forty-five (45) days after the date of the Buy-Out Notice, provided that such date may be extended pursuant to Section 2.04(f)(ii) (the “Buy-Out Consideration Closing Date”). Buyer shall pay the Seller Buy-Out Consideration in a combination of cash and Buyer Stock as determined in the sole discretion of Buyer; provided, however, that the dollar value of the portion of the Seller Buy-Out Consideration paid by Buyer in Buyer Stock cannot exceed fifty percent (50%) of the dollar value of the Seller Buy-Out Consideration. Promptly after the Buy-Out Consideration Closing Date, Buyer shall pay to the Seller the cash portion of the Seller Buy-Out Consideration and deliver to the Seller a stock certificate registered in the name of the Seller representing the number of shares of Buyer Stock determined by dividing the dollar value of the Buyer Stock portion of the Seller Buy-Out Consideration by the Buy-Out Consideration Average Closing Price.

(ii) (A) As soon as practicable following the issuance of the Buy-Out Notice, Buyer shall review the financial statements for the Surviving Business as prepared by Buyer for the year(s) and any completed calendar months between the Closing Date and the Contingent Consideration Buy-Out Date, which statements shall be prepared in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Balance Sheet and related statements of income and in accordance with the definitions of Surviving Business Revenue and Surviving Business Professional Service Costs. Buyer shall use such financial statements to promptly prepare a written calculation of the Buy-Out Consideration and the Seller Buy-Out Consideration, if any, payable in respect of such periods and shall deliver a copy of such calculation with reasonable back-up data and a statement showing the method of computing the Buy-Out Consideration (if any) and the Seller Buy-Out Consideration together with the audited financial statements of the Surviving Business that are available as of the date of the Buy-Out Notice to the Principals within thirty (30) days after Buyer’s consolidated financial statements are released by the Buyer Accountants.

(B) If either of the Principals disagrees with Buyer’s calculation of the Buy-Out Consideration and/or the Seller Buy-Out Consideration, the Principals may, within fifteen (15) Business Days after delivery of the documents referred to in Section 2.04(f)(ii)(A), deliver a notice to Buyer disagreeing with such calculation and setting forth the Principals’ calculation of the Buy-Out Consideration and/or the Seller Buy-Out Consideration. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which the Principals disagree. Upon receipt of any such notice, the Buy-Out Consideration Closing Date specified in Section 2.04(f)(i) shall be extended as required until Buyer and the Principals agree in writing to the calculation of Buy-Out Consideration and/or the Seller Buy-Out Consideration, but in no event later than five (5) Business Days after delivery by the Accounting Referee of its final and binding report as described below.

(C) If the Principals shall have delivered a notice of disagreement within the fifteen (15) Business Day period referred to in Section 2.04(f)(ii)(B), the Principals and Buyer shall, during the twenty (20) Business Days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts in order to determine the Buy-Out Consideration and/or the Seller Buy-Out Consideration. If the Principals and Buyer are unable to reach agreement concerning the Buy-Out Consideration during that period, they shall promptly thereafter cause the Accounting Referee promptly to review the disputed items or amounts for the purpose of calculating the Buy-Out Consideration and/or the Seller Buy-Out Consideration. In making such calculations, the Accounting Referee shall consider only those items or amounts in Buyer’s calculations of the Buy-Out Consideration and/or the Seller Buy-Out Consideration as to which the Principals have disagreed in writing. The Accounting Referee shall deliver to the Principals and Buyer as promptly as practicable a report setting forth the Accounting Referee’s calculation of the disputed amounts. Such report shall be final and binding upon the Principals, Buyer, the Surviving Business, the Principals and all other parties to this Agreement. Buyer and the Principals shall each pay their own fees and expenses and one-half of the costs and charges of the Accounting Referee’s review and report. If not paid by the Principals within ten (10) Business Days of receipt of an invoice from the Accounting Referee, the Principals’ share of the costs will first be deducted from the Seller Earn-Out Consideration, if any.

2.05 Fractional Shares. No fraction of a share of Buyer Stock will be issued, but in lieu thereof, the Seller shall be entitled to receive from Buyer an amount of cash (rounded to the nearest whole cent) equal to the product of (y) such fraction multiplied by (z) the Buyer Average Closing Price, the Interim Consideration Average Closing Price, the Earn-Out Consideration Average Closing Price or the Buy-Out Consideration Average Closing Price, as the case may be.

2.06. Tax Treatment . Buyer, the Seller and the Principals agree and intend that Buyer’s purchase of all of the Units of the Company as contemplated by this Agreement and the MBC Holding Assignment Agreement will be treated for federal income tax purposes as (i) the acquisition by Buyer of all of the Company’s assets pursuant to Revenue Ruling 99-6, 1999-1 CB 432, and (ii) the sale by the Seller of Company interests pursuant to Treasury Regulation Section 1.741-1(b). None of the Seller, Buyer or the Principals or any of their respective Affiliates shall take a position in any Tax Return or examination or other administrative or judicial proceeding (including any ruling request) relating to any Tax that is inconsistent with such treatment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer (which disclosure schedules identify the section and subsection to which each disclosure therein relates unless it is reasonably apparent from reading such disclosure that it relates to another section or subsection), the Seller and the Principals, jointly and severally, hereby represent and warrant to the Buyer as of the date hereof and as of the Closing Date that:

3.01. Organization and Power. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has all limited liability company powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. The Seller and the Principals have heretofore delivered to Buyer true and complete copies of the certificate of formation of the Company and the Company Agreement, each as currently in effect.

3.02. [Intentionally Omitted].

3.03. Consents. (a) Except as set forth in Schedule 3.03, no consent, approval, waiver, notice, filing with or other action (a “Company Required Consent”) by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it is bound is required or necessary for the execution, delivery and performance by the Seller or the Principals of this Agreement or any Ancillary Agreement to which the Seller, the Principals or the Company is a party, or for the consummation of the transactions contemplated hereby or thereby.

(b) The execution, delivery and performance of any of the Ancillary Agreements and the transactions contemplated herein by the Company (i) requires no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other Person and (ii) does not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon the Company.

3.04. Non-Contravention. Except as set forth in Schedule 3.04, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the certificate of formation of the Company or the Company Agreement, (b) contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to the Company; (c) assuming the receipt of all Company Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or by which any of its assets may be bound or (d) result in the creation or imposition of any Lien on any asset of the Company.

3.05. Capitalization. Schedule 3.05 sets forth (a) the designation, number of authorized Units and the number of outstanding Units of each class of membership interest of the Company, (b) the designation of each Unit issuable pursuant to the Company’s 2000 Equity Compensation Plan and Amended and Restated 2000 Equity Compensation Plan (collectively, the “Option Plan”), the number of Units that may be issued pursuant to the Option Plan, the number of outstanding options and the number of outstanding options that are currently exercisable, (c) all relevant information regarding any outstanding convertible securities and any other outstanding options, warrants or other rights to acquire Units of, or other equity or profit sharing interests in, the Company and (d) a list of all holders of Units or rights to acquire Units of the Company. All outstanding Units of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned as shown on Schedule 3.05. Except as set forth on Schedule 3.05, there are no outstanding (i) Units, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for Units or other securities of the Company or (iii) options or other rights to acquire from the Company any Units, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

3.06. Subsidiaries. The Company has no Subsidiaries.

3.07. Financial Statements and Controls. (a) Attached as Schedule 3.07 are true and complete copies of:

(i) the Balance Sheet and the related audited statements of operations and cash flows for the twelve (12) months ended December 31, 2004 and the audited balance sheet of the Company as of December 31, 2003 and the related audited statements of operations and cash flows of the Company for the twelve (12) months then ended; and

(ii) the unaudited balance sheet of the Company as of November 30, 2005 and the related unaudited statements of income and cash flows of the Company for the eleven (11) months ended November 30, 2005 (such financial statements herein referred to as the “2005 Financial Statements” and (i) and (ii) collectively referred to as the “Financial Statements”).

(b) Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations and cash flows, as the case may be, of the Company for the periods therein set forth, in each case in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods involved and, except with respect to the unaudited interim financial statements, for the omission of footnote disclosure and, to the extent consistent with GAAP, normally recurring year-end audit adjustments.

(c) The Company does not have products placed with its customers under an understanding permitting their return to the Company, other than pursuant to a breach of warranty.

(d) All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet and all accounts and notes receivable of the Company at the Closing Date will represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, have been or will be billed and are generally due within sixty (60) days after such billing, and are and will be fully collectible in the ordinary course of business consistent with past practices, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet, except that, in the case of service advances (reflected on the Balance Sheet as “Deferred Revenue”), neither products nor services have yet been delivered or provided. All accounts, notes receivable and other receivables of the Company at the Balance Sheet Date have been included in the Balance Sheet.

(e) The Company has in place systems and processes designed to (i) provide reasonable assurance regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s Chief Executive Officer the type of information that would be required to be disclosed in the Financial Statements (such process herein referred to as the “Controls”). Since January 1, 2003, neither the Company nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. To the Company’s Knowledge, no employee of the Company has provided or is providing information to any governmental body regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law of any governmental body having jurisdiction over the Company or any part of its respective operations.

(f) The Company has not been advised that, during the periods covered by the Financial Statements, the Company’s external auditor was not independent of the Company and its management. Schedule 3.07 sets forth all reports, if any, by the Company’s external auditors since January 1, 2001 to the Company’s officers, the Principals, the Management Committee (as defined in the Company Agreement) or any single Manager (as defined in the Company Agreement) (other than the WPP Manager (as defined in the Company Agreement)) concerning any of the following and pertaining to any period covered by the Financial Statements: (a) critical accounting policies, (b) the Controls, (c) significant accounting estimates or judgments, (d) alternative accounting treatments and (e) any required communications with the Company’s officers, the Principals, the Management Committee or any single Manager (other than the WPP Manager).

3.08. Absence of Certain Changes. Since the Balance Sheet Date, except as reflected in the unaudited Financial Statements and in Schedule 3.08 and except for the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, the Company has conducted its business in the ordinary course consistent with past practices and there has not been any:

(a) Material Adverse Change or, to the Company’s Knowledge, any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or, to the Company’s Knowledge, any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the Company’s and the Seller’s ability to consummate the transactions contemplated by this Agreement or perform their obligations hereunder or under the Ancillary Agreements;

(b) payment or grant of any right by the Company to any Interested Person, or any charge by any Interested Person to the Company or other transaction between the Company and any Interested Person, except in any such case for employee compensation payments in the ordinary course of business of the Company consistent with past practice.

(c) amendment of any outstanding security of the Company;

(d) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices not exceeding $25,000;

(e) creation or assumption by the Company of any Lien on any material asset;

(f) making of any loan, advance or capital contributions to or investment in any Person;

(g) damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company in an amount greater than $25,000;

(h) transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i) change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by the Company;

(j) (i) grant of any severance or termination pay, or any rights to receive such pay, to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company other than in the ordinary course of business consistent with past practice, (iii) change in benefits payable under existing severance or termination pay policies of the Company or employment agreements to which the Company is a party or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company other than in the ordinary course of business consistent with past practice;

(k) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representation thereof to organize any employees of the Company;

(l) employee terminations (other than for poor performance or for cause) and/or layoffs, and the Company has preserved intact and kept available the services of present employees, in each case in accordance with past practice;

(m) capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $25,000; or

(n) agreement, undertaking or commitment to do any of the foregoing.

3.09. Personal Property. (a) Except as set forth in Schedule 3.09, the Company has good and marketable title to, or in the case of leased personal property have valid leasehold interests in, all personal property (including machinery and equipment, inventory, receivables and furniture) (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date (the “Personal Property”). None of such Personal Property is subject to any Liens, other than:

(i) Liens disclosed on the Balance Sheet;

(ii) Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii) Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.

(b) The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

(c) Except as set forth in Schedule 3.09, the Personal Property owned or leased by the Company, or which it otherwise has the right to use, constitute all of the Personal Property held for use or used in connection with the business of the Company and is generally adequate to conduct such business as currently conducted.

3.10. Real Property. (a) The Company does not own any real property. All real property used or held for use by the Company in connection with the business of the Company is leased by the Company as lessee or sublessee.

(b) Schedule 3.10(b) sets forth a complete list of all leases and subleases of real property used by or held for use by the Company in connection with the business of the Company (the “Leases”).

(c) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by the Company or, to the Company’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by the Company or, to the Company’s Knowledge, by any other Person. The Seller has delivered to Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

(d) The Company is the holder of the lessee’s interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder. The Company has not made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms.

3.11. No Undisclosed Liabilities. Except as disclosed in the Financial Statements or set forth in Schedule 3.11 and other than liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company, there are no material liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the Company’s Knowledge, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

3.12. Litigation. Except as disclosed in Schedule 3.12, there is no claim, action, suit, investigation or proceeding (or, to the Company’s Knowledge, any basis therefor) pending against or, to the Company’s Knowledge, threatened against or affecting, the Company or any of its properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

3.13. Material Contracts. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Schedule 3.13 (the “Material Contracts”), as of the date of this Agreement the Company is not a party to or subject to any:

(i) lease;

(ii) contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of, or pursuant to which in the last twelve (12) months the Company has paid, $25,000 or more or, in the case in which such purchases are directly billable to a particular client of the Company, $50,000 or more;

(iii) sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets for an aggregate purchase price of $10,000 or more;

(iv) partnership, joint venture or other similar contract, arrangement or agreement;

(v) contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

(vi) employment or consulting agreement;

(vii) license, technology transfer, franchise or other similar agreement in respect of any Intellectual Property or other property owned or used by the Company (other than “off the shelf” or “shrink wrap” type licenses);

(viii) agency, dealer, sales representative or other similar agreement;

(ix) contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;

(x) contract or commitment with or for the benefit of any Interested Person; or

(xi) other contract or commitment not made in the ordinary course of business that is material to the Company.

(b) Each Material Contract is a valid and binding agreement of the Company is in full force and effect, and neither the Company nor, to the Company’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Material Contract, nor, to the Knowledge of the

Company, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute such an event of default thereunder. The Company has not received any notices of default, termination or complaint with respect to any Material Contract.

3.14 Technology and Intellectual Property. (a) Schedule 3.14 lists: (i) all patents and all registered trademarks, service marks, copyrights and mask works, and any applications and renewals for any of the foregoing owned by or on behalf of the Company; (ii) all hardware products and tools, software and firmware products, tools and application services that are currently sold, published, offered, or under development by the Company; and (iii) all licenses (in and out), sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any of the Company Intellectual Property or exercise any rights with respect thereto. The disclosures described in clause (iii) of the preceding sentence include the identities of the parties to the relevant agreements, a brief description of the nature and subject matter thereof, the term thereof and a brief description of the payment terms (or a summary of any formula or procedure for determining such payment terms).

(b) Each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company and its successors pursuant to a valid and enforceable license. All of the Company Intellectual Property that is used by the Company pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in Schedule 3.14. The Company has all rights in the Company Intellectual Property necessary to carry out the Company’s former and current activities.

(c) The Company is not in violation in any material respect of any license, sublicense or other agreement to which the Company is a party or otherwise bound relating to any of the Company Intellectual Property. Except as noted in Schedule 3.14, neither is the Company obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or Buyer, as successor to the Company, in the Company Intellectual Property.

(d) The use of the Company Intellectual Property by the Company as currently used does not infringe any other Person’s right in personal data or, to the Company’s Knowledge, any other Person’s copyright or trade secret rights. The use by the Company of the Company Intellectual Property as currently used does not infringe any other Person’s, patents, trademarks, service marks, trade names, logo, trade dress, mask work or other intellectual property right. No written claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or, to the Company’s Knowledge, are threatened by any Person nor, to the Company’s Knowledge, does there exist any valid basis for such a claim. All granted or issued patents and mask works, all registered trademarks and service marks, and all copyright registrations owned by the Company are valid, enforceable and subsisting. To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of Company Intellectual Property by any third party, employee or former employee.

(e) The Company has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property owned by the Company valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and have provided true and complete copies of such assignments to Buyer.

(f) The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company in any Company Intellectual Property.

(g) The Company has taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company.

(h) To the Company’s Knowledge, Company Intellectual Property owned by the Company does not include any Publicly Available Software and the Company has not used Publicly Available Software in whole or in part in the development of any part of Company Intellectual Property in a manner that may subject Company Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

3.15. Insurance Coverage. Schedule 3.15 lists all of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. The Seller has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds listed in Schedule 3.15. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds are in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. Except as set forth on Schedule 3.15, the Seller and the Principals have no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

3.16. Compliance with Laws; Permits; No Defaults. (a) The Company is not in violation of, or has not since January 1, 2003, violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Schedule 3.16 correctly describes each material governmental license, permit, concession or franchise (a “Permit”) required to operate the Company’s business, together with the name of the governmental agency or entity issuing such Permit. Such Permits are valid and in full force and effect, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby, except for such Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) The Company is not in default under, and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority, which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

3.17. Employees and Labor Matters. (a) Schedule 3.17(a) sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status subject to recall) (i) the name of such employee and the date as of which such employee was originally hired by the Company, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, currently estimated 2005 bonus and/or commission potential (which may be adjusted between the date hereof and the Closing Date), equity vesting schedule, severance pay commitment or potential, and any other compensation forms; (iv) each current benefit plan in which such employee participates or is eligible to participate; and (v) any governmental authorization that is, to the Company’s Knowledge, held by such employee and that is used in connection with the Company’s business. Unless specifically noted to the contrary in Schedule 3.17(a), the employment of each of the employees of the Company is terminable by the Company at will.

(b) Schedule 3.17(b) lists all Persons who are currently performing services for the Company who are classified as “consultants” or “independent contractors,” the compensation of each such Person and whether the Company is party to an agreement with such Person (whether or not in writing). Any such agreements are listed on Schedule 3.13 and have been delivered (or, in the case of material agreements that are not in writing, a summary thereof has been delivered) to Buyer. Except as set forth on Schedule 3.17(b), all Persons engaged by the Company as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable federal, state and/or local laws and/or all applicable material foreign laws.

(c) The Company is not and has never been a party to or bound by any union contract, collective bargaining agreement or similar contract. There has never been any lockout, strike, slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees.

(d) Schedule 3.17(d) lists all current employee manuals and handbooks, employment policy statements, employment agreements, and other material written communications relating to the employment of the current employees of the Company. The Seller has delivered to Buyer complete copies of all such documents.

(e) Except as disclosed in Schedule 3.17(e), (i) none of the employees of the Company has notified the Company that he or she intends to terminate his or her employment with the Company, or not to accept employment with Buyer nor to the Knowledge of the Company does any employee intend to terminate his or her employment with Company, or to not accept employment with Buyer; (ii) the Company does not have a current intention to terminate the employment of any employee; (iii) to the Company’s Knowledge, no employee of the Company has since the Balance Sheet Date received an offer of an employment from any other Person; (iv) all employees of the Company have executed the Company’s form Confidentiality and Non-Solicitation Agreement (as defined below); (v) to the

Company’s Knowledge, no employee of the Company is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee, or (B) the business or operations of the Company; (i) to the Knowledge of the Company, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company; and (ii) the Company is not engaged in any dispute or litigation with an employee or former employee regarding Intellectual Property matters.

(f) Except as disclosed in Schedule 3.17(f), (i) the Company does not have an established severance pay practice or policy; (ii) no employee of the Company is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from the Company or Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of the Company) as a result of or in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements or as a result of any termination by the Company on or after the Closing of any Person employed by the Company on or prior to the Closing Date.

(g) The Company is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. To the Knowledge of the Company, the Company is not engaged and has never engaged in any unfair labor practice of any nature. The employees of the Company have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law. The Company has not failed to pay any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

(h) The Company and each employee of the Company, is in compliance in all material respects with all applicable visa and work permit requirements, and no visa or work permit held by an employee of the Company will expire during the six month period following the date of this Agreement.

3.18. Environmental Compliance.

(a) Environmental Definitions. The following terms, as used herein, have the following meanings:

“Environment” means any and all environmental media, including without limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface, soil or strata, and also means any indoor location.

“Environmental Law” means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, or governmental restrictions relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the past or present business of the Company, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters governed by Environmental Law or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 3.18 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

“Environmental Permits” means any and all governmental permits, licenses, concessions, grants, franchises, agreements, authorizations, registrations or other governmental approvals or filings issued or required under any Environmental Law.

“Hazardous Substance” means any and all pollutants and contaminants, and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Law, and includes, without limitation, petroleum and its derivatives and by-products, and any other hydrocarbons.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

(b) Environmental Representations and Warranties. Except as disclosed in Schedule 3.18:

(i) The Company has complied in all material respects with all Environmental Laws and Environmental Permits.

(ii) The Company has applied, except for any Environmental Permits where the failure to apply and receive such Permit would not be reasonably expected to have a Material Adverse Effect, for and received all Environmental Permits required in connection with its business. Schedule 3.18 sets forth a list of all such Environmental Permits, each of which is in full force and effect and will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The consummation of the transactions contemplated herein will not require any filing, notice or compliance under any environmental property transfer laws and no transfer of any Environmental Permits will be required.

(iii) No written notice, notification, demand or request for information has been received by the Company, and no citation, summons or order has been issued, to the Company’s Knowledge, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Company’s Knowledge, threatened, by any governmental or other entity with respect to any (A) alleged violation by the Company of any Environmental Law or Environmental Permit, or any liability thereunder, (B) alleged failure by the Company to have any Environmental Permit, or (C) use, generation, treatment, storage, handling, recycling, transportation or disposal of any Hazardous Substance by the Company.

(iv) The Company has not stored, handled or transported or Released any Hazardous Substance on any property now or previously owned or leased by the Company.

(v) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for the Company, or of which the Company has Knowledge, relating to any property or facility now or previously owned or leased by the Company that have not been delivered to Buyer.

3.19. Customers and Suppliers. Except as set forth on Schedule 3.19, the Company has not received notice from or is otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for a material percentage of the aggregate products and services furnished by the Company during the past eighteen (18) months has stopped or intends to stop or materially reduce purchasing the products or services of the Company or (b) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Company during the past eighteen (18) months has stopped or intends to stop or materially reduce supplying products or services to the Company.

3.20. Services. All services provided or sold by the Company conform, and at all relevant times have conformed, in all material respects, to any contractual specifications and warranties.

3.21. Transactions with Affiliates; Intercompany Arrangements. Except as disclosed in Schedule 3.21, there are no agreements, loans, leases, royalty agreements or other continuing transactions between the Company and (i) any officer, director, manager, stockholder or unitholder of the Company or any of their Affiliates or (ii) any member of any officer, director, manager, stockholder or unitholder of the Company’s family or any of their Affiliates (“Interested Person”). To the Knowledge of the Company, no Interested Person (x) has any direct or indirect interest in any entity that does business with the Company or (y) has any direct or indirect interest in any property, asset or right that is used by the Company in the conduct of its business. No Interested Person has any contractual relationship (including that of creditor or debtor) with the Company other than such relationships as result solely from being an officer, manager or unitholder of the Company.

3.22. Finders’ Fees. Except as set forth in Schedule 3.22, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Principals, the Seller, the Company who might be entitled to any fee or commission from Buyer, the Company upon consummation of the transactions contemplated by this Agreement.

3.23. Other Information. None of this Agreement, the Ancillary Agreements and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

RELATING TO THE SELLER AND THE PRINCIPALS

The Seller and the Principals represent and warrant to, and agree with, Buyer as follows:

4.01. Title to and Validity of Units. The Seller has good and marketable title to and unrestricted power to vote and sell the Units designated as owned by the Seller opposite the Seller’s name on Schedule 2.01, free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to such Units free and clear of any Lien. All Units owned by the Seller have been duly authorized and validly issued and are fully paid and non-assessable. All Units to be sold by the Seller are registered in the name of the Seller.

4.02. Authority. The Seller and the Principals have the legal power, right and authority to enter into and perform this Agreement (assuming the Seller exercises its Drag-Along Right as defined in the Company Agreement) and each Ancillary Agreement to which he, she or it is a party, and to perform each of its obligations hereunder. All corporate action required to be taken by the Seller and the Principals in order to authorize the Seller to enter into this Agreement and the Ancillary Agreements has been taken or will be taken prior to the Closing. All action on the part of the officers and directors of the Seller necessary for the execution and delivery of this Agreement and the Ancillary Agreements, the performance of all obligations of the Seller under this Agreement and the Ancillary Agreements to be performed as of the Closing has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Seller and each Principal and constitutes a valid and binding obligation of the Seller and each Principal, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application relating to or affecting creditors’ rights and to general principles of equity. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated herein by the Seller and each Principal (a) requires no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other Person and (b) does not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon the Seller or any Principal.

4.03. Governmental Authorization. (a) The execution, delivery and performance by the Seller and the Principals of this Agreement, the Ancillary Agreements and the transactions contemplated herein require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

(b) Except as set forth in Schedule 4.03, no consent, approval, waiver filing with or other action (a “Seller or Principal Required Consent”) by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract, agreement, indenture, lease, instrument or other document to which the Seller or the Principals are a party or by which they are bound is required or necessary for the execution, delivery and performance by the Seller and the Principals of this Agreement and each Ancillary Agreement to which the Seller and the Principals are parties, or for the consummation of the transactions contemplated hereby or thereby.

(c) The execution, delivery and performance of this Agreement and such Ancillary Agreements and the transactions contemplated herein by the Seller and the Principals (a) requires no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other Person and (b) does not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon the Seller or the Principals.

4.04. Investment Representation. (a) The Seller represents and warrants that:

(i) it is acquiring Buyer Stock solely for its account and not with a view to or for resale in connection with a distribution thereof;

(ii) it has had the opportunity to ask questions of and receive complete answers from representatives of Buyer concerning the business, management and financial condition of Buyer and the terms and conditions of the Buyer Stock;

(iii) it is able to bear the economic risk of its investment in the Buyer Stock for an indefinite period of time;

(iv) it can afford a complete loss of its investment in the Buyer Stock; and

(v) the Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in Buyer Stock; and

(viii) the Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

(b) The Seller acknowledges and agrees that:

(i) the shares of Buyer Stock to be issued to the Seller hereunder have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state or other jurisdiction, and are being issued in reliance upon certain exemptions under such statutes;

(ii) the shares of Buyer Stock to be issued to the Seller hereunder may not be resold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to a valid exemption from such registration requirements, and Buyer shall have no obligation to record any proposed transfer of such shares on its stock transfer records unless the shares to be transferred have been registered under the Securities Act or the request for transfer is accompanied by an opinion in form and substance satisfactory to Buyer that no such registration is required;

(iii) Buyer shall have no obligation to register the Buyer Stock pursuant to the Securities Act or the securities laws of any state or to supply the information which may be necessary to sell such securities; and

(iv) each certificate representing Buyer Stock will bear the following restrictive legend:

“The securities represented hereby have not been registered under the Securities Act, as amended, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission (the “Commission”) of the United States and the securities regulatory authorities of certain states or unless an exception from such registration is available.”

Buyer shall have no obligation to remove such legend unless in the opinion of counsel satisfactory to Buyer no such legend is required.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company, the Principals and the Seller that:

5.01. Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not be reasonably expected, individually or in the aggregate, to have a material adverse effect on the business, assets, financial condition or results of operations of Buyer and its Subsidiaries taken as whole (“Buyer Material Adverse Effect”). Buyer has heretofore delivered to the Seller and the Principals true and complete copies of the certificate of incorporation of Buyer and the bylaws of Buyer, each as currently in effect.

5.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, the issuance and delivery of the Buyer Stock, and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application relating to or affecting creditors’ rights and to general principles of equity. The Buyer Stock has been duly authorized by all necessary corporate action, and when issued and delivered in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, free and clear of all Liens.

5.03. Governmental Authorization; Consents. Except as set forth on Schedule 5.03, the execution, delivery and performance by Buyer of this Agreement, the Ancillary Agreements and the transactions contemplated herein require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

(b) Except as set forth on Schedule 5.03, no consent, approval, waiver or other action by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract, agreement, indenture, lease, instrument or other document to which Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance by Buyer of this Agreement, or for the consummation of the transactions contemplated hereby.

5.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (a) contravene or conflict with Buyer’s certificate of incorporation, as amended or restated through the date hereof, or by-laws, (b) contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Buyer; (c) constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or by which any of its assets may be bound or (d) result in the creation or imposition of any Lien on any asset of Buyer.

5.05. Litigation. There is no action, suit, investigation or proceeding (or to Buyer’s knowledge, any basis therefor) pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer, its Subsidiaries or any of their respective properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority, except for any such action, suit, investigation or proceeding against or affecting Buyer, its Subsidiaries or any of their respective properties that would be required to be disclosed by the Buyer in a Buyer Report or that would not be reasonably expected to have a Buyer Material Adverse Effect.

5.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Company or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement.

5.07. Buyer’s Reports.

(a) Since January 1, 2003, the Buyer and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the Commission, including, without limitation, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Buyer Reports”) and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Buyer Reports complied in all material respects with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all rules and regulations enforced or promulgated by the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Buyer has made available to the Seller and the Principals (i) copies of the audited consolidated balance sheets of the Buyer and its Subsidiaries as of December 31, 2004 and December 31, 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years 2002 through 2004, inclusive, accompanied by the audit report of Ernst & Young LLP, independent public accountants for the Buyer and (ii) the unaudited condensed consolidated balance sheet of the Buyer and its Subsidiaries as of September 30, 2005, the related unaudited condensed consolidated statements of operations for the three (3) months and nine (9) months ended September 30, 2004 and September 30, 2005 and the related unaudited condensed consolidated statements of cash flows for the nine (9) months ended September 30, 2004 and September 30, 2005 (the “Buyer Financial Statements”). The December 31, 2004 audited consolidated balance sheet of the Buyer and its Subsidiaries (the “Buyer Balance Sheet”) (including the related notes, where applicable) and the other Buyer Financial Statements (including the related notes, where applicable) present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders’ equity of the Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). Each of the Buyer Financial Statements, including, in each case, the notes thereto, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The books and records of the Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements in all material respects.

5.08. Sarbanes-Oxley; Internal Accounting Controls. The Buyer has designed disclosure controls and procedures, within the meaning of Rule 13a-15 of the Exchange Act, to ensure that material information relating to the Buyer is made known to the management of the Buyer by others within those entities. Based on the Buyer’s most recent evaluation prior to the date hereof, (a) there were no material weaknesses in the design or operation of internal control over financial reporting which could adversely affect in any material respect the Buyer’s ability to record, process, summarize and report financial data or material weaknesses in internal control over financial reporting and (b) there was no fraud, whether or not material, that involved management or other employees of the Buyer or any of its Subsidiaries who have a significant role in the Buyer’s internal control over financial reporting. The certificates of the Chief Executive Officer and Chief Financial Officer of the Buyer required by Rule 13a-14 under the Exchange Act with respect to the Buyer Reports, as applicable, were true and correct in all material respects as of the date made. The Buyer has no knowledge (without any evaluation or investigation) as of the date of this Agreement, of any significant deficiencies or material weaknesses in its internal control over financial reporting, except for such significant deficiencies or material weaknesses that the Buyer is in the process of remediating and of which the Buyer has informed the Seller and the Principals.

5.09. Compliance with Laws; Permits. Buyer and its Subsidiaries are not in violation of any applicable provisions of any material laws, statutes, ordinances or regulations, except for violations that have been cured or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or that are disclosed in the Buyer Reports. Buyer and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Buyer Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Buyer Material Adverse Effect.

5.10. Taxes. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Buyer Material Adverse Effect, Buyer and each of its Subsidiaries have filed all necessary federal, state and foreign income and franchise Tax Returns and have paid or accrued all Taxes shown as due thereon, and Buyer has no knowledge of a Tax deficiency which has been asserted or threatened against Buyer or any of its Subsidiaries.

5.11. Buyer Stock. Schedule 5.11 sets forth a complete and accurate description of all of Buyer’s policies on restrictions on the sale of Buyer Stock or other securities of Buyer applicable to Buyer’s employees.

5.12. Other Information. None of this Agreement, the Ancillary Agreements and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE VI

COVENANTS OF THE PRINCIPALS AND THE SELLER

The Principals and the Seller agree that:

6.01. Conduct of the Company. (a) From the date hereof until the Closing Date, the Seller and the Principals shall cause the Company to conduct its business in the ordinary course consistent with past practices and to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Seller and the Principals will not cause the Company to:

(i) adopt or propose any change in its certificate of formation or the Company Agreement;

(ii) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(iii) sell, lease, license or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practices;

(iv) effect any direct or indirect redemption, purchase or other acquisition of any Company Securities, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Company Securities;

(v) issue any Company Securities;

(vi) incur any indebtedness for money borrowed;

(vii) agree or commit to do any of the foregoing;

(viii) make any payments or enter into any agreement, commitment or transaction outside of the ordinary course of business consistent with past practices or in excess of $50,000 in any individual case (excluding actions permitted under Sections 6.01(a)(ix) and (x), liabilities incurred in the provision of services to clients of the Company for expenses that would be classified as Surviving Business Professional Service Costs and pass-through expenses for clients);

(ix) terminate or hire any non-billable employees, or encourage any such employees to resign from the Company, or promote any such employees or change the employment status or titles of any such employee, other than in the ordinary course of business consistent with past practice, and the Company will consult with Buyer prior to taking any such actions taken in the ordinary course consistent with past practice;

(x) terminate or hire any billable employees or encourage any such employees to resign from the Company, or promote any such employees or change the employment status or titles of any such employee, other than in the ordinary course of business consistent with past practice, and the Company will consult with Buyer prior to taking any such actions taken in the ordinary course consistent with past practice;

(xi) enter into or amend any employment, bonus, or retirement contract or arrangement, or increase any compensation payable or to become payable to any employee other than in the ordinary course of business consistent with past practice or enter into or amend any severance arrangement;

(xii) effect any changes to the material Employee Programs of the Company;

(xiii) purchase, lease or otherwise acquire any real estate or any interest therein, except for the five-year lease extension under negotiation with the Company’s landlord for its current premises;

(xiv) license any Intellectual Property other than in the ordinary course of business;

(xv) enter into any client service agreements or scopes of work the terms of which will create a restriction or obligation on the Buyer or its Affiliates upon Closing (other than the Company).

(b) The Seller and the Principals will not cause the Company to take or agree or commit to take any action, omit or agree or commit to omit to take any action, which would be reasonably expected to result in the condition to Closing set forth in Section 11.02(a) being incapable of being satisfied.

6.02. Access to Information. From the date hereof until the Closing Date, the Seller and the Principals shall cause the Company to (a) give Buyer, its counsel, financial advisors, accountants and other authorized representatives full access during normal business hours to the offices, properties, books and records of the Company upon reasonable written notice to the Seller and the Principals, (b) furnish Buyer, its counsel, financial advisors, accountants and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request, and (c) instruct the employees, counsel, accountants and financial advisors of the Company to cooperate in a reasonable manner with Buyer in its investigation of the Company.

6.03. Notices of Certain Events; Continuing Disclosure. (a) Seller and the Principals will promptly notify the Buyer of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the Company’s Knowledge, threatened against, or relating to or involving or otherwise affecting the Company or that relate to the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed pursuant to Section 3.12.

(b) Until the Closing Date, the Principals and the Seller shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by a Principal or the Seller. Buyer shall have the obligation to promptly advise the Principals and the Seller with respect to any matter hereafter discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described on a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Buyer.

(c) The Seller and the Principals shall from time to time prior to the Closing Date supplement in writing its schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the schedules hereto, provided such written supplement is delivered to Buyer and specifically identified as being provided pursuant to this Section 6.03(c). The disclosures made pursuant to this Section 6.03(c) shall not be deemed to modify, amend or supplement the representations and warranties for purposes of this Agreement; provided, however, that if the Closing occurs, the representations and warranties for purposes of Section 11.02(a) shall be deemed remade as of the Closing and qualified, both as of the signing of this Agreement and as of the Closing, by the supplemental disclosure, if any, delivered up to two (2) Business Days prior to the Closing.

6.04. Noncompetition. (a) The Seller agrees that for a period of three (3) full years from the Closing Date, neither it nor any of its Affiliates (other than the Principals) shall:

(i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholder in any corporation or joint stock association, in any business that competes with the Surviving Business as it exists on the Closing Date in the United States; provided that nothing herein shall prohibit the purchase or ownership of up to one percent (1%) of the outstanding stock of a publicly-traded company that competes with the Surviving Business;

(ii) employ or solicit any employee, consultant or contractor employed by and/or affiliated with the Company as of the Closing Date, or any such person whose employment or affiliation with the Company has terminated within one (1) year of the Closing Date; or

(iii) solicit any customers, clients or accounts of the Company as of the Closing Date, or any former customer, client or account of the Company.

(b) If any provision contained in this Section 6.04 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.04, but this Section 6.04 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.04 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Seller and Principals acknowledge that Buyer would be irreparably harmed by any breach of this Section 6.04 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. The Seller agrees that Buyer shall be entitled to seek injunctive relief requiring specific performance by the Seller of this Section 6.04, and the Seller consents to the entry thereof if obtained.

6.05. Confidentiality. The Seller and the Principals and their Affiliates will, and shall cause the Company prior to the Closing Date, to hold, and will use their best efforts to cause their respective officers, directors, members, stockholders, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to the Company, or to the Seller, the Principals or their Affiliates, in connection with the transactions contemplated by this Agreement, and after the Closing Date all confidential documents and information concerning the Company, except to the extent that such information (a) is or becomes generally available to the public other than as a result of disclosure by the Seller, the Principals or their Affiliates, (b) was within the Seller, the Principals or their Affiliates’ possession prior to its being furnished to such party by or on behalf of the Buyer, provided that the source of such information was not known by the Seller, the Principals or their Affiliates to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Buyer or any other party with respect to such information, (c) becomes available to the Seller, the Principals or their Affiliates on a non-confidential basis from a source other than the Buyer, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Buyer or any other party with respect to such information or (d) was independently developed by the Seller, the Principals or their Affiliates without using any information furnished to such party by the Buyer; provided, however, that the Seller or the Principals may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by the Seller or the Principals of the confidential nature of such information and are directed by the Seller or the Principals to treat such information confidentially in accordance with this Agreement. The obligation of the Seller, the Principals and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Company, the Seller, the Principals and their Affiliates, will, and will use their best efforts to cause their respective officers, directors, members, stockholders, employees, accountants, counsel, consultants, advisors and agents to destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Company, or by the Seller, the Principals or their Affiliates, or on their behalf concerning Buyer in connection with this Agreement that are subject to such confidence.

6.06. Option Plan. On or before the Closing Date, the Seller and the Principals will cause the Company to terminate, and satisfy in full all obligations and liabilities arising under, the Option Plan, including without limitation delivering notice of such termination to all participants in the Option Plan and terminating all options granted under the Option Plan.

6.07. Employee Agreements. On or before the Closing Date, the Seller and the Principals will cause the Company to obtain from each employee of, and consultant to, the Company as of the Closing Date an executed confidentiality and non-solicitation of clients in a form and in substance acceptable to Buyer (“Confidentiality and Non-Solicitation Agreement”), and each employee of, and consultant to, the Company who is a participant in the Key Employee Incentive Plan or whose option agreement has been or will be terminated on or before the Closing Date (a) shall have delivered a non-compete agreement in form and substance acceptable to Buyer (“Non-Compete”) or confirmation of enforcement of an existing non-compete agreement, and (b) shall have delivered an assignment of inventions in a form and in substance substantially similar to Buyer’s standard form of assignment of inventions.

6.08. Non-Solicitation. From the date of this Agreement until the termination of this Agreement under Article XIII, neither the Seller nor any Principal may, directly or indirectly, solicit, encourage, assist, initiate or entertain discussions, engage in negotiations with, provide any information to, or enter into or consummate any agreement or transaction with, any Person other than the Buyer and/or one or more of its Affiliates concerning any business combination transaction or financing involving or relating to the Company and/or MBC Corp, including without limitation any sale, merger, share exchange, consolidation, sale of all or substantially all of the assets of the Company and/or MBC Corp or the sale or other transfer of any Company Securities or of the outstanding equity interests of MBC Corp. provided, however, that, so long as Seller and the Principals are not otherwise in breach of this Section 6.08, the foregoing will not prohibit the Seller or the Principals from providing information concerning the transaction contemplated by this Agreement or information concerning a competing transaction received by Seller to the manager of the Company designated by MBC Holding if, and to the extent, required to do so by law or the Company’s governing documents solely for the purpose of complying with its obligations thereunder and provided that the Seller provides prior notice to Buyer as promptly as reasonably practicable of the intent to take such action.

6.09. Drag-Along Right. Seller shall exercise its Drag-Along Right as set forth in the Company Agreement promptly following the execution of this Agreement. Seller and the Principals shall use their reasonable best efforts to implement such Drag-Along Right in a timely manner prior to Closing.

ARTICLE VII

COVENANTS OF BUYER

Buyer agrees that:

7.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information (a) is or becomes generally available to the public other than as a result of disclosure by the Buyer, (b) was within the Buyer’s possession prior to its being furnished to the Buyer by or on behalf of the Seller, the Principals or their Affiliates, provided that the source of such information was not known by the Buyer to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Seller, the Principals or their Affiliates or any other party with respect to such information, (c) becomes available to the Buyer on a non-confidential basis from a source other than the Seller, the Principals or their Affiliates, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Seller, the Principals or their Affiliates or any other party with respect to such information or (d) was independently developed by the Buyer without using any information furnished to the Buyer by the Seller, the Principals or their Affiliates; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially in accordance with this Agreement. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Seller or the Principals, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf concerning the Seller, the Principals and the Company in connection with this Agreement that are subject to such confidence.

7.02. Access. The Company, on and after the Closing Date and upon reasonable notice, promptly will afford to the Principals and their agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit the Principals to determine any matter relating to their rights and obligations hereunder or with respect to any period ending on or before the Closing Date.

7.03. Securities Laws. Buyer shall take such steps as may reasonably be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Stock pursuant to this Agreement. The Seller and the Principals shall use reasonable best efforts to assist the Buyer as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Buyer Stock pursuant to this Agreement.

7.04 Hedging. The Buyer will permit the Principals to hedge or collar up to fifty percent (50%) of the dollar value of any Buyer Stock received by the Principals pursuant to the transactions contemplated by this Agreement by means of the techniques listed on Schedule 7.04; provided, however, that for purposes of measuring the dollar value of any Buyer Stock hedged pursuant to this Section 7.04, the Principals shall aggregate their individual Buyer Stock transactions with the transactions of their Affiliates, their respective immediate family members, which shall include, without limitation, spouses, children, parents, siblings and other persons where the relationship is such that there is a reasonable expectation of confidentiality (collectively, the “Family Members”), and Affiliates of their respective Family Members.

7.05. Employee Benefits. During the Contingent Consideration Term, Buyer agrees that all full-time employees of the Company who continue employment with the Surviving Business after the Closing Date shall have the opportunity to participate, or to continue to participate, in the employee benefit plans and arrangements of the Surviving Business listed as items 1 through 9, 11 through 14, 17, 19, 20, 35 and 36 on Schedule 10.01 (other than with respect to life insurance policies that do not name the Company as the sole beneficiary or the supplemental long term disability policies the premium on which will be paid by the Principals) or, at Buyer’s election, in Buyer’s employee benefit plans and arrangements, that provide benefits that, in the aggregate, are substantially similar to similarly situated employees of Buyer, but in no event below the level of benefits offered by the Company immediately before the Closing Date to full-time employees of the Company. Buyer has no current intention to terminate the employee benefit plans or arrangements of the Surviving Business listed as items 15,16, 18 and 21 through 32 on Schedule 10.01 or as item 34 on Schedule 10.01 to the extent not otherwise included on Schedule 10.01 (other than with respect to car lease payments which shall not be paid by the LLC following Closing).

ARTICLE VIII

COVENANTS OF ALL PARTIES

The parties hereto agree that:

8.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Seller, the Principals and Buyer each agree, and the Seller and the Principals prior to the Closing, and Buyer after the Closing, agree to cause the Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

8.02. Certain Filings. The Principals, the Seller and Buyer shall reasonably cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

8.03. Public Announcements. Unless otherwise required by law (including without limitation applicable securities laws) or by regulatory authority, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or with respect to this Agreement or the transactions contemplated herein shall be made by any party hereto (other than Current Reports on Form 8-K and an investors conference call, in each case by Buyer in connection with the execution of this Agreement) unless approved by Buyer and the Principals prior to release, provided that such approval shall not be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, in the event that any party is required by law or regulatory authority to make any such disclosure, such party shall notify the other parties prior to making such disclosure and shall use commercially reasonable efforts to give the other parties an opportunity to comment on such disclosure.

8.04 Approved Budget. During the Contingent Consideration Term, the Principals shall deliver to Buyer for Buyer’s prior approval, which shall not be unreasonably withheld, delayed or conditioned, no later than ten (10) Business Days prior to the beginning of each calendar quarter, a budget for the Surviving Business created in good faith by the Principals that shall set forth the anticipated capital expenditures, revenue, cost of sales and selling, general and administrative investments and costs of the Surviving Business (i) for the next succeeding calendar quarter (the “Proposed Budget”) and (ii) for the calendar quarter that is immediately subsequent to the quarter for which such Proposed Budget is delivered (the “Subsequent Proposed Budget”). The Buyer shall act in good faith and in a timely manner to review all Proposed Budgets and any amendments thereto or modifications thereof. Upon approval in writing by Buyer of a Proposed Budget, and only to the extent of such approval, such Proposed Budget shall become an “Approved Budget.” Any deviation within five percent (5%) of a line item in an Approved Budget will not require any amendment or modification thereto and will not require Buyer’s prior approval under this Section 8.04 or Section 2.04(c). Notwithstanding anything to the contrary in this Section 8.04, Buyer shall not be deemed to have approved or be contractually bound to provide for the budgetary items found in any Subsequent Proposed Budget. The Approved Budget for the first calendar quarter of 2006 is attached hereto as Schedule 8.05-I and has been agreed to by Buyer. The Subsequent Proposed Budget for the second calendar quarter of 2006 is also attached hereto as Schedule 8.05-II. All proposed expenditures pursuant to an Approved Budget shall be made through Buyer’s central procurement facilities unless otherwise directed by Buyer. If the Principals and Buyer are unable to agree on an Approved Budget with respect to any calendar quarter prior to the twenty-first (21st) day following the commencement of such calendar quarter, then the Approved Budget for the immediately preceding calendar quarter shall be deemed to be the Approved Budget for the applicable calendar quarter, as adjusted to deduct all non-recurring items (including without limitation recruitment fees, relocation expenses and capital expenditures) and to increase amounts attributable to the compensation of any employee hired during the immediately preceding quarter to reflect a full quarter’s worth of compensation.

8.05. Applications; Antitrust Notification. The parties hereto have agreed that the consummation of the transactions contemplated hereunder will not necessitate a filing as required by Section 7A of the Clayton Act, as added by Title II of the HSR Act. If it is ultimately determined that an

HSR Act filing is required in order to obtain the requisite consents, approvals and authorizations necessary to consummate the transactions contemplated hereunder, the failure to file under the HSR Act in connection with the execution of this Agreement would not be a breach by the parties hereto and that it would not be a cause to terminate this Agreement. If so determined, Buyer and the Company will file within seven (7) Business Days after determining that a filing is necessitated under the HSR Act (with Buyer and the Principals each bearing one-half of the filing fee payable pursuant to the HSR Act and each party bearing its own expenses associated therewith, provided that the Principals’ portion of the filing fee shall be treated as Damages for indemnification purposes), the notification and report form required for consummation of the transactions contemplated hereunder with the United States Federal Trade Commission and the United States Department of Justice, and any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act.

8.06. Allocation of Participation Units. On or prior to the Closing the Principals and the Buyer shall reasonably cooperate to revise Schedule 1.01(a)-I by mutual agreement (not to be unreasonably withheld, delayed or conditioned) to reflect any hiring or termination, or anticipated termination, of a Key Employee.

ARTICLE IX

TAX MATTERS

9.01. Tax Representations.

(a) Definitions.

“Tax” and “Taxes” means all federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including Tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any governmental authority responsible for the imposition or collection of any Tax.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

(b) The Company has been taxed as partnership for U.S. federal income tax purposes for all periods since the time of its formation. No Seller or Principal has ever taken a position on any Tax Return or examination or other administrative or judicial proceeding that is inconsistent with such treatment. The Company has never been a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(c) The Company has timely filed all Tax Returns required to be filed on or before the Closing Date. The Company has paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof. All Tax Returns filed by the Company were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon in all material respects. There are no Liens for Taxes upon any of the Company’s assets, other than Liens for ad valorem Taxes not yet due and payable.

(d) Except as set forth on Schedule 9.01(d), none of the Tax Returns filed by the Company or Taxes payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Company’s Knowledge, threatened. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company as of the date hereof, are set forth in the Financial Statements or in Schedule 9.01(d).

(e) The Company will not be required to include any item of income in, or exclude any item of deduction from, reportable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date (including any amount deferred under IRS Revenue Procedures 71-21 or 2004-34), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law).

(f) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or other third party. The Company is not a party to any agreement, contract, arrangement or plan that is an obligation to make a payment that will not be deductible under Section 280G of the Code. No portion of the purchase price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code.

(g) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes. The Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(h) The Company does not have liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(i) Schedule 9.01(i) hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction. The Company does not have, and has never had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

9.02. Tax Covenants. The following provisions shall govern the allocation of responsibility as between Buyer and the Seller for certain tax matters following the Closing Date:

(a) The Seller will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due to be filed (taking into account any extensions) before or after the Closing Date; provided, that (i) such Tax Returns shall be filed in a manner consistent with past practice and applicable law and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns and (ii) such Tax Returns shall be submitted to Buyer not later than five (5) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review by Buyer. The Seller will pay or cause to be paid, and the Seller and the Principals, jointly and severally, agree to indemnify and hold harmless the Buyer or the Company with respect to, all Taxes due with respect to all periods ending on or prior to the Closing Date. Any refund of Taxes allocable to the Seller received by the Company or Buyer that relates to a period (or portion thereof) which ends prior to the Closing Date and which is not otherwise reflected on the Closing Date Balance Sheet shall be owed and delivered to the Principals upon receipt.

(b) Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for each Tax period that begins before and ends after the Closing Date (a “Straddle Period”). With respect to any Straddle Period, the Seller shall be liable for and pay, and the Seller and the Principals, jointly and severally, agree to indemnify and hold harmless the Buyer or the Company from and against, any and all Taxes that relate to the portion of such Straddle Period ending on and including the Closing Date, but only to the extent such Taxes are not accounted for in the adjustment to the Initial Purchase Consideration pursuant to Section 2.03. The allocation of Taxes between the portion of a Straddle Period ending on and including the Closing Date, and the portion of the Straddle Period beginning after the Closing Date, shall be made on the basis that the Company terminated for Tax purposes on the Closing Date, and that there is a closing of the books on that date.

(c) Buyer, the Seller and the Principals will cooperate, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any audit, litigation or other proceeding related thereto. Such cooperation will include (i) the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and (iii) cooperation in connection with the parties’ allocation of the Total Consideration among the Company’s assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Buyer agrees not to file any amended Tax Return, or any amendment to any previously filed Tax Return, with respect to any period on or prior to the Closing Date (other than any amendments to state or local Tax Returns required by law on account of adjustment to a federal Tax Return) without the consent of the Principals, which consent shall not be unreasonably withheld.

(d) In the event any taxing authority informs the Principals, on the one hand, or the Company or Buyer, on the other hand, of any proposed or actual audit, examination, adjustment, claim, assessment, or demand concerning the amount of Taxes of the Company with respect to periods ending on or before the Closing Date, the party so informed shall notify the other party of such matter within ten (10) Business Days after receiving such notice. No failure or delay in informing the other party shall reduce or otherwise affect the obligations or liabilities of any party hereto, except to the extent such failure or delay shall have materially and adversely affected the recipient party’s ability to defend against any liability or claim with respect to such taxes. Any notice shall be accompanied by a copy of any written notice or other document received from the applicable taxing authority with respect to such matter. So long as the Principals diligently do so, the Principals shall have the right (except as provided in the following two sentences) to control, at their expense, the contest of the portions of any audits, disputes, administrative, judicial or other proceedings relating to Taxes of the Company for periods ending on or before the Closing Date; provided, however, that if the Principals elect to control the contest, the Company and Buyer shall have the right, at their expense, to participate in such contest; provided, further, that in the case that the Principals elect to control such contest, the Principals shall only be entitled to control the contest of the portion of any audits, disputes, administrative, judicial or other proceedings relating to the Taxes of the Company for periods ending on or prior to the Closing Date except insofar as they relate to any post-Closing items or matters which might affect the Taxes of the Company for periods ending on or prior to the Closing Date. For avoidance of doubt, Buyer and the Company (and not the Principals) shall have the right to control the contest of the portion of any audits, disputes, administrative, judicial or other proceedings relating to the Taxes of the Company for periods ending after the Closing Date. No party hereto shall agree or settle or compromise any issue related to Taxes of the Company which settlement or compromise could reasonably be expected to have any adverse impact on the liability for Taxes hereunder of the other party without such other party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(e) All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement or the Transactions will be paid by the Seller when due, and the Seller shall promptly reimburse Buyer for any such amounts paid by Buyer.

(f) All tax sharing agreements or similar agreements with respect to or involving the Company (including without limitation any obligation to make tax distributions) shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g) The Seller shall deliver to Buyer, in a timely manner, any clearance certificate or similar document(s) which may be required by any Tax Authority to relieve Buyer of (y) any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement and (z) any liability for Taxes (determined without regard to provisions of this Agreement assigning responsibility therefore) for which relief is available by reason of the filing of an appropriate certificate or other document.

(h) Buyer shall not file, nor cause the Company to file, any amended Tax Return for the Company for any period that begins before the Closing Date without obtaining the Principals’ prior written consent of such filing, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE X

EMPLOYEE BENEFITS

10.01. ERISA Representations. The Seller and each Principal, jointly and severally, hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

(a) Schedule 10.01 sets forth a list of (i) every Employee Program which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code and that has been maintained by the Company or an Affiliate of the Company at any time during the six-year period ending on the Closing Date and (ii) each other Employee Program maintained by the Company or an Affiliate of the Company as of the date hereof or as of the Closing Date.

(b) Each Employee Program which is required to be listed on Schedule 10.01 and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service (“IRS”) regarding its qualification under such section and to the Company’s Knowledge has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program’s assets were distributed). To the Company’s Knowledge, no event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c) To the Company’s Knowledge, at any time during the six-year period ending on the Closing Date, there has been no material failure of any party to comply with any laws applicable with respect to any Employee Programs maintained by the Company or Seller. With respect to any Employee Program to the Company’s Knowledge, during the six-year period ending on the Closing Date, there has not occurred any (i) “prohibited transaction,” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Code Section 4975, (ii) failure to comply with any provisions of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any Affiliate of the Company to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs maintained during the six-year period prior to the date hereof or the Closing Date, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 10.01).

(d) Neither the Company nor any Affiliate of the Company (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan or (ii) except as set forth on Schedule 10.01, to the Company’s Knowledge has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

(e) With respect to each Employee Program maintained by the Company or the Seller as of the date of this Agreement, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the three (3) most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy related to benefits under such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last three (3) years with respect to such Employee Program.

(f) Except as disclosed in Schedule 10.01 (i) no benefit under any Employee Program or other plan, program or arrangement, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable and the Company is not required to pay amounts paid with respect to any tax imposed under Section 4999 of the Code and (ii) the Company has not incurred any obligation to make (or possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code, or (B) are or may be subject to the imposition of an excise Tax under Section 4999 of the Code. Schedule 10.01 lists all nonqualified deferred compensation plans or arrangements under which the Company or the Seller provides, or is or may be obligated to provide, payments or benefits which to the Company’s Knowledge are subject to the requirements of Section 409A of the Code (“409A Plans”). To the Company’s Knowledge, (i) such 409A Plans are in compliance with Section 409A and the guidance issued thereunder, or (ii) if Section 409A Plans not currently in compliance, there are no restrictions on the Company’s or Seller’s ability to amend 409A arrangements to bring them into compliance with the applicable guidance.

(g) Each Employee Program maintained by the Company or the Seller during the six-year period ending on the Closing Date may be amended, terminated, or otherwise modified by the Company, including the elimination of any and all future benefit accruals under any Employee Program, without any liability to the Company for benefits, contributions or other payments relating to the period of time or events that arise or occur after the date of such amendment, termination or modification, subject to liabilities incurred in the ordinary course for ancillary administrative or management services. To the Company’s Knowledge, no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or any Affiliate of the Company to so amend, terminate or otherwise modify such Employee Program.

(h) Each Employee Program maintained by the Company or the Seller during the six-year period ending on the Closing Date (including each non-qualified deferred compensation arrangement) has been maintained in all material respects in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state “Blue Sky” laws.

(i) Each Employee Program maintained by the Company or an Affiliate of the Company during the six-year period ending on the Closing Date has complied in all material respects with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(j) For purposes of this section:

(1) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125,

127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(2) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(3) An entity is an “Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

(4) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

10.02. No Third Party Beneficiaries. No provision of this Article X or any other provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this Article X shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Program or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Program.

ARTICLE XI

CONDITIONS TO CLOSING

11.01. Conditions to the Obligations of Each Party. The obligations of each of Buyer, the Seller and the Principals to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b) Each other party to this Agreement shall have executed and delivered each of the agreements, documents or items required to be delivered by it pursuant to Section 2.02.

11.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (unless waived in writing by Buyer):

(a)(i) the Seller and each Principal shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of the Seller and each Principal contained in this Agreement at the time of its execution and delivery by the Seller or a Principal and in any certificate required to be delivered by the Seller or a Principal pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (other than those contained in Section 4.01 and those that are qualified as to materiality, Material Adverse Effect, or similar qualification, which shall be true and correct in all respects), except for any modifications expressly permitted under this Agreement, and (iii) Buyer shall have received a certificate signed by the Chief Executive Officer of the Company and by each Principal to the foregoing effect.

(b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of the Company after the Closing Date and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c) Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect, and Buyer shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company and by each Principal.

(d) Buyer shall have received an opinion of Cozen O’Connor, dated the Closing Date, in a form and in substance acceptable to Buyer.

(e) The Seller and the Principals shall have received all of the consents, authorizations or approvals from the governmental agencies referred to in Sections 3.03 and 4.03, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

(f) The Seller and the Principals shall have received all of the Company Required Consents and Seller or Principal Required Consents, in each case in form and substance reasonably satisfactory to Buyer.

(g) The Seller shall have caused each Principal to have executed and delivered to Buyer certificates of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b).

(h) The Seller shall have executed and delivered to Buyer an Assignment and Assumption Agreement in the form of Exhibit A attached hereto (the “Seller Assignment Agreement”).

(i) MBC Holding shall have executed and delivered to Buyer an Assignment and Assumption Agreement in the form of Exhibit B attached hereto (the “MBC Holding Assignment Agreement”).

(j) The Seller shall have terminated, and satisfied in full all obligations and liabilities arising under, the Option Plan and all options granted under the Option Plan.

(k) Each employee of, and consultant to, the Company who is a participant in the Key Employee Incentive Plan or whose option agreement has been or will be terminated on or before the Closing Date (a) shall have executed and delivered a Non-Compete or confirmation of enforcement of an existing non-compete agreement, and (b) shall have executed and delivered an assignment of inventions in a form and in substance substantially similar to Buyer’s standard form of assignment of inventions.

(l) Two (2) days prior to the Closing, the Company shall have delivered to Buyer a certificate signed by the Chief Executive Officer of the Company setting forth the Acquisition Expenses (the “Expense Certificate”).

(m) Buyer shall have received resignation letters executed and delivered by the Managers of the Company from their positions as Managers (but not employees) of the Company from and after to Closing Date.

(n) The Seller shall have terminated its use of the name “Medical Broadcasting Company” and shall have entered into and delivered to Buyer for its records an irrevocable assignment of all rights in such name to the Company. In connection therewith, the Seller shall have changed its name so that, from and after the Closing Date, its name does not include the words “Medical Broadcasting”.

(o) The Seller and each of the Principals shall have executed and delivered Buyer a general release and waiver of claims in form and substance reasonably acceptable to Buyer.

(p) No claim, action, suit or proceeding shall have been instituted by any owner (beneficial or of record) of an equity interest in the Company (including, without limitation, the Seller and MBC Holding) or any of their Affiliates before any court, arbitrator or governmental body, agency or official relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby.

(r) Buyer and each of the Principals shall have entered into and delivered to the other party an Employment Agreement, each in the form of Exhibit C attached hereto.

(s) Schedule 1.01(a)-I shall have been revised and restated pursuant to Section 8.07 to the extent necessary.

(t) The letter agreement between the Company and AdMedia Partners, Inc. dated as of December 16, 2004 shall have been amended to provide that any fee payable to AdMedia Partners, Inc. in connection with any Contingent Consideration shall be paid by the Principals.

11.03. Conditions to Obligation of the Seller and the Principals. The obligation of the Seller and the Principals to consummate the Closing is subject to the satisfaction of the following further conditions (unless waived in writing by the Seller and the Principals):

(a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery by the Buyer and in any certificate required to be delivered by Buyer pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (other than those that are qualified as to materiality, Material Adverse Effect, or similar qualification, which shall be true and correct in all respects) except for any modifications expressly permitted under this Agreement, and (iii) the Seller and each of the Principals shall have received a certificate signed by an authorized officer of Buyer to the foregoing effect.

(b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c) Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or could reasonably be expected to have a Buyer Material Adverse Effect, and the Seller and the Principals shall have received a certificate to such effect signed on behalf of Buyer by an authorized officer of Buyer.

(d) Buyer and each of the Principals shall have entered into and delivered to the other party an Employment Agreement, each in the form of Exhibit C attached hereto.

(e) Buyer shall have established and adopted the Key Employee Incentive Plan.

(f) Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 5.03, in each case in form and substance reasonably satisfactory to the Seller and the Principals, and no such consent, authorization or approval shall have been revoked.

(g) The Seller shall have received an opinion of Goodwin Procter LLP, dated the Closing Date, in a form and in substance acceptable to the Seller and the Principals.

(h) No claim, action, suit or proceeding shall have been instituted by any owner (beneficial or of record) of an equity interest in the Company (including, without limitation, MBC Holding) or any of their Affiliates before any court, arbitrator or governmental body, agency or official relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby.

ARTICLE XII

SURVIVAL; INDEMNIFICATION

12.01. Survival. The representations and warranties of the Company, the Seller and the Principals contained in this Agreement, the Ancillary Agreements or in any certificate required to be delivered pursuant hereto shall survive the Closing until the eighteen (18)-month anniversary of the Closing Date or:

(i) in the case of Section 3.18 (Environmental Compliance), until the expiration of the statutory period of limitations applicable to third party claims pertaining to such matters, if later (giving effect to any written waiver or extension thereof);

(ii) in the case of the covenants, agreements, representations and warranties contained in Section 2.06 (Tax Treatment), Article IX (Tax Matters) and Article X (Employee Benefits), until the expiration of the statutory period of limitations applicable to third party claims pertaining to such matters, if later (giving effect to any written waiver or extension thereof);

(iii) in the case of Article IV and Sections 6.05 (Confidentiality) and 7.01 (Confidentiality), indefinitely; and

(iv) in the case of Section 6.04 (Noncompetition), for the period set forth therein.

No claims shall be made by any Indemnified Party under this Agreement after expiration of the applicable survival period as set forth in the preceding sentence; provided, however, that any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 12.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given in good faith to the party against whom such indemnity may be sought prior to such time and such notice shall set forth the factual basis for such claim in reasonable detail, including a good faith estimate of the extent of Damages (as defined below), based on the facts and circumstances reasonably available at the time of such notice. The right to indemnification hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such covenant, agreement, representation or warranty (other than any modifications expressly permitted under Section 6.03).

12.02. Indemnification. (a) The Seller and the Principals, jointly and severally, hereby indemnify the Buyer and each of its officers, directors, employees, attorneys, agents and Affiliates and, effective at the Closing, without duplication, the Company against, and agree to hold them harmless from, any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually incurred or suffered by Buyer or the Company directly or indirectly, as a result of, with respect to or in connection with (i) the failure of any representation or warranty of the Seller or the Principals set forth herein, in the Ancillary Agreements or in any certificate required to be delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than any modifications expressly permitted under Section 6.03), (ii) any failure by the Company, the Seller or the Principals to fully perform, fulfill or comply with any covenant or condition set forth herein, in the Ancillary Agreements or in any certificate required to be delivered pursuant to or in connection with this Agreement, (iii) any expenses incurred by the Company in connection with the transactions contemplated by this Agreement which are not specifically set forth on the Expense Certificate or which exceed the amount of expenses specifically set forth on the Expense Certificate, (iv) any Closing Date Balance Sheet Deficiency, (v) any remedial or corrective actions related to any Employee Program, or (vi) any claim, action, suit or proceeding, or threat thereof, brought by MBC Holding or any of its Affiliates relating to or arising out of (A) Section 2.04 or any payments made pursuant to Section 2.03 or Section 9.02(a) or (B) any other provision of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

(b) All indemnification payments made under this Agreement shall be treated as adjustments to the Total Consideration.

12.03 Limitation of Indemnification. (a) Notwithstanding the provisions of Section 12.02, the Seller and the Principals shall not be liable for Damages under such Section unless and until the aggregate amount of Damages exceeds $500,000 (the “Threshold Amount”), and, once the Threshold Amount has been reached, then Buyer or its officers, directors, employees, attorneys, agents or Affiliates shall be entitled to indemnification for any Damages in excess of $250,000; provided that the maximum aggregate liability of the Seller and the Principals with respect to Section 12.02 will not exceed forty percent (40%) of the sum of the Total Consideration actually received by the Seller. This Article XII shall be the sole and exclusive remedy of Buyer and its Affiliates with respect to all matters arising under this Agreement and the Ancillary Agreements; provided, however, that notwithstanding anything in this Article XII to the contrary, nothing in this Agreement shall limit (i) any right or remedy for fraud or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(b) Notwithstanding the foregoing, liability for Damages covered by Section 12.02(a)(v) or related to any claim, action, suit or proceeding covered by Section 12.02(a)(vi)(A) shall not be subject to the limitations of Section 12.03(a).

12.04. Set-Off. Upon written notice to the Principals, Buyer may set-off in good faith any Damages actually incurred by any Indemnified Party for which the Seller and the Principals are required to provide indemnification under this Article XII against amounts otherwise payable to the Seller or any Principal, including without limitation against any Closing Date Balance Sheet Excess or any Contingent Consideration. In the event that such Indemnified Party is later determined pursuant to this Article XII not to be or have been entitled to recover all or part of the Damages so set off (the “Disallowed Set Off Amount”), Buyer shall pay to the Seller or the Principals, as applicable, the Disallowed Set Off Amount. Neither the exercise of nor the failure to exercise any such right of set-off shall constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

12.05. Procedures. Any party seeking indemnification under Section 12.02 (the “Indemnified Party”) shall give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion or commencement of any claim, action, suit or proceeding by any third party alleging facts that if proven true would constitute a misrepresentation or breach of warranty by the Seller or any of the Principals, or with respect to any Ancillary Agreement, the Company (a “Third Party Claim”); provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent that the Indemnifying Party has been prejudiced thereby. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any Third Party Claim at its own expense. If the Indemnifying Party assumes control of the defense of a Third Party Claim, the Indemnifying Party shall not be liable under Section 12.02 for any settlement effected by the Indemnified Party without its consent of any Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of a Third Party Claim and if the Indemnified Party later determines in good faith that a Third Party Claim is likely to materially adversely affect it or its business in a manner that may not be adequately compensated by money damages, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim. If the Indemnified Party shall so assume the exclusive right to defend, compromise, or settle such claim, all attorneys’ fees and other expenses incurred by the Indemnified Party in the defense, compromise or settlement of such claim shall be at the Indemnified Party’s expense and shall not be eligible for indemnification from the Indemnifying Party, but the Indemnified Party shall be entitled to be indemnified by the Indemnifying Party for the full amount of any other Damages suffered by the Indemnified Party as a result of or arising out of the Third Party Claim. The party controlling the defense of any third party suit, action or proceeding shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

12.06. Insurance Proceeds. The amount of any Damages payable under this Article XII shall be reduced by any net insurance proceeds which the applicable Indemnified Party actually receives with respect to the event or occurrence giving rise to such Damages for which indemnification is sought under this Article XII.

12.07. No Subrogation. Following the Closing, the Principals and the Seller shall have no right of indemnification, contribution or subrogation against the Company with respect to any indemnification payments by any Principal or the Seller under Section 12.02 if the transactions contemplated by this Agreement are consummated. The Principals and the Seller shall have a right of contribution against each other with respect to amounts actually paid pursuant to Section 12.02, but such right of contribution shall in no way limit or affect Buyer’s and the Company’s rights contained in this Article XII.

ARTICLE XIII

TERMINATION

13.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Seller, the Principals and Buyer;

(b) by either the Seller and the Principals, on the one hand, or Buyer, on the other hand, by giving written notice to the other parties hereto, if the Closing shall not have been consummated on or before February 28, 2006 (“Required Closing Date”); provided that both Principals, acting together, or Buyer may unilaterally extend the Required Closing Date until March 31, 2006 upon two (2) days prior written notice; provided further that such termination right shall not be available to a party that is in material default under this Agreement at the time it seeks to terminate under this Section 13.01(b);

(c) by either the Seller and the Principals, on the one hand, or Buyer, on the other hand, if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree, injunction or judgment of any court or governmental body having competent jurisdiction;

(d) by Buyer if it is not in material breach of its obligations under this Agreement, and (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller or any Principal or any such representation or warranty shall have become untrue in any material respect and as a result of such breach the conditions set forth in Section 11.02(a) would not then be capable of being satisfied by the Required Closing Date or, if the Required Closing Date has been extended pursuant to Section 13.01(b), March 31, 2006, or (ii) the Seller or either of the Principals shall have breached Section 6.08;

(e) by the Seller and the Principals if each is not in material breach of its obligations under this Agreement, and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer or any such representation or warranty shall have become untrue in any material respect, and as a result of such breach the condition set forth in Section 11.03(a) would not then be capable of being satisfied by the Required Closing Date or, if the Required Closing Date has been extended pursuant to Section 13.01(b), March 31, 2006; or

(f) by Buyer if any Member (as defined in the Company Agreement) or Affiliate of a Member has filed (or had filed on its behalf) a lawsuit seeking to enjoin, delay or prevent the transactions contemplated hereby or alleging a breach or damages arising out of the circumstances by the Seller, the Principals or the Company of the Company Agreement, any other constituent document of the Company or any other agreements or asserted in writing the existence of any such breach.

The party desiring to terminate this Agreement pursuant to clauses (b) through (f) above shall give written notice of such termination to the other parties. The right of any party hereto to terminate this Agreement pursuant to this Section 13.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective representatives, whether prior to or after the execution of this Agreement.

13.02. Effect of Termination. (a) If this Agreement is terminated as permitted by Section 13.01, such termination shall be without liability of any party to this Agreement (or any shareholder, director, officer, manager, member, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that termination shall not release any party from any liabilities or damages arising out of or related to the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by any party to this Agreement. The provisions of Sections 6.05 (Confidentiality), 7.01 (Confidentiality), 14.03 (Expenses), 14.06 (Governing Law) and 14.07 (Jurisdiction, Venue) shall survive any termination hereof pursuant to Section 13.01.

(b) In the event this Agreement is terminated by:

(i) Buyer pursuant to Section 13.01(d)(ii) and within six (6) months following such termination, the Seller or any Principal shall have entered into an agreement to sell or otherwise transfer the Seller’s Units to any Person other than the Buyer or any Affiliate of Buyer or the Company shall have consummated a transaction between the Company and any Person other than Buyer or any Affiliate of Buyer, following which the Principals shall beneficially own less than 50% of the equity interests of the Company or any successor entity (a “Third Party Sale”); or

(ii) either Buyer or the Seller pursuant to Section 13.01(b) and at the time of such termination if any Member or Affiliate of a Member has filed (or had filed on its behalf) a lawsuit seeking to enjoin, delay or prevent the transactions contemplated hereby or alleging a breach or damages arising out of the circumstances by the Seller, the Principals or the Company of the Company Agreement, any other constituent document of the Company or any other agreements, and within six (6) months following such termination, the Seller or any Principal shall have consummated a Third Party Sale, then, in each case, the Seller and the Principals, on a joint and several basis, shall be required to make a cash payment to Buyer in the amount of $500,000 (the “Section 13.02 Amount”). Notwithstanding the foregoing, the Section 13.02 Amount will not be payable to Buyer if prior to the Seller or any Principal, as the case may be, entering into a Third Party Sale, the Seller or any Principal, as the case may be, offers in writing to sell to Buyer 100% of the outstanding Units of the Company on the terms set forth in this Agreement and the Ancillary Agreements. If the Buyer desires to accept such offer, the Buyer shall communicate in writing to the Seller or the Principals, as the case may be, its election to accept such offer. Such communication shall, when taken in conjunction with such offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of all of the Units of the Company on the terms set forth in this Agreement. Sale of the Units to be sold to Buyer pursuant to this Section 13.02 shall be made at the offices of the Buyer, as the case may be, on the twentieth (20th) Business Day following the date such offer was accepted by the Buyer, or such other time as the parties mutually agree. If the Buyer does not accept such offer or does not respond within fifteen (15) Business Days of its receipt of such offer, then the Seller may consummate a Third Party Sale without payment of the Section 13.02 Amount.

(c) If required to be paid under this Section 13.02, the Section 13.02 Amount shall be paid in immediately available funds within one (1) Business Day after the date of the consummation of the transaction contemplated by the applicable Third Party Sale. The parties acknowledge and agree that the provisions for payment of the Section 13.02 Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Buyer to enter into this Agreement and to reimburse Buyer for incurring the costs and expenses related to entering into this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.01. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy (providing confirmation of transmission) addressed as follows:

(a) If to Buyer, to:	Digitas Inc.
33 Arch Street
Boston, MA 02110
Attn: General Counsel
Fax: (617) 867-1111

with required copies to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: John T. Haggerty, Esq.
Fax: (617) 523-1231

(b) If to the Seller or the Principals, to:	David Kramer
955 Mount Moro Rd.
Villanova, PA 19085

and

Linda Holliday
1617 Spruce St., Unit 201
Philadelphia, PA 19103

with required copies to:	Cozen O’Connor
200 Four Falls Corporate Center
Suite 400
West Conshohocken, PA 19428
Attn: Steven N. Haas, Esq.
Fax: (610) 941-0711

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

14.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by the parties hereto. Any provision of this Agreement may be waived if the waiver is in writing and signed by the party to be bound, which, in the case of the Seller, may be taken by Principals.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that if the Closing shall occur all such costs and expenses incurred by the Company shall be paid or reimbursed by the Seller or the Principals.

14.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.05. Further Assurances. From time to time after the Closing, at the request of Buyer and without further consideration, the Seller and the Principals will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Units.

14.06. Governing Law. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

14.07. Jurisdiction, Venue. Each of the parties hereto agree that any action or proceeding against it to enforce this Agreement or any of the Ancillary Agreements may be commenced in the United States District Court for the District of Delaware, and such court shall have the sole and exclusive jurisdiction over such proceeding. If there exists no basis for federal jurisdiction, the parties agree that the Court of Chancery, New Castle County, State of Delaware shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuits or judicial proceedings and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

14.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

14.09. Entire Agreement. This Agreement, the Ancillary Agreements, that certain letter agreement dated as of November 22, 2005 among Buyer, the Company and the Principals, that certain Confidentiality Agreement dated as of December 7, 2005 between the Company and Buyer and that certain letter agreement dated as of January 3, 2006 among Buyer, the Company and the Principals constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

14.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUYER:

DIGITAS INC.

By	/s/ David Kenny
Name:	David Kenny
Title:	Chairman and Chief Executive Officer

SELLER:

MEDICAL BROADCASTING COMPANY

By:	/s/ David Kramer
Name:	David Kramer
Title:

PRINCIPALS:

/s/ David Kramer
Name:	David Kramer

/s/ Linda Holliday
Name:	Linda Holliday

Schedule 2.01

Purchased Units and Initial Purchase Consideration

			Initial Purchase Consideration
Name and Address of Unit Holder	Number and Class of Units Sold	Unit Percentage	Cash	Dollar Value of Buyer Stock	Total
Medical Broadcasting Company [Address]	15,000,000 Class A Units	90%	$19,350,000.00 less the MBC Holding Purchase Consideration Differential (as defined in Schedule 2.04)	$8,000,000.00	*

MBC Holding, Inc. [Address]	1,666,667 Class C Units	10%	The sum of $3,050,000.00 plus the MBC Holding Purchase Consideration Differential	$0	*

Totals	16,666,667 Units	100%	$22,400,000.00	$8,000,000.00	$30,400,000.00

“MBC Holding Purchase Consideration Differential” as used in this Schedule 2.01 means an amount equal to the positive difference obtained by subtracting $3,050,000 from the Minimum Return (as defined in the Company Agreement) calculated as of the close of business on the day immediately preceding the Closing Date.

The following Exhibits and Schedules to this Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K.

SCHEDULES

Schedule 1.01(a)-I	List of Key Employees
Schedule 1.01(a)-II	Key Employee Incentive Plan
Schedule 2.04	Contingent Consideration definitions
Schedules 3.03 – 4.03(b)	Disclosure schedules of Seller and Principals
Schedules 5.03 and 5.11	Disclosure schedules of Buyer
Schedule 7.04	Hedging techniques
Schedules 8.05-I and 8.05-II	Budgets
Schedules 9.01–10.01(d)	Disclosure schedules of Seller and Principals

EXHIBITS

Exhibit A	Seller Assignment Agreement
Exhibit B	MBC Holding Assignment Agreement
Exhibit C	Form of Employment Agreement

Digitas Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Digitas Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.